EX-10.83.01

LOAN AGREEMENT

$28,000,000.00

AMONG

EMERICHENAL LLC

EMERICLEAR LLC

and

EMERIMAND LLC

AS BORROWERS

AND

KEYBANK NATIONAL ASSOCIATION,

AS LENDER

Key Healthcare Finance
1301 5Th Avenue 23rd Floor
Seattle, WA 98101

DATED AS OF NOVEMBER 30, 2010

TABLE OF CONTENTS

Article 1. DEFINITIONS		1
1.1	Defined Terms.	1
1.2	Other Definitional Provisions.	13
Article 2. BORROWER'S REPRESENTATIONS AND WARRANTIES		13
2.1	Representations and Warranties.	13
2.2	Survival of Representations and Warranties.	18
Article 3. LOAN AND LOAN DOCUMENTS		18
3.1	Agreement to Borrow and Lend.	18
3.2	Loan Documents.	18
3.3	Term of the Loan.	19
3.4	Prepayments.	20
3.5	Required Principal Payments.	20
3.6	Late Charge.	20
3.7	Reconveyance of Mortgages Upon HUD Loan Closings.	20
Article 4. INTEREST		21
4.1	Interest Rate.	21
4.2	Interest Rate Agreements.	21
Article 5. COSTS OF MAINTAINING LOAN		22
5.1	Increased Costs and Capital Adequacy.	22
5.2	Borrower Withholding.	23
Article 6. LOAN EXPENSE AND ADVANCES		23
6.1	Loan and Administration Expenses.	23
6.2	Loan Origination Fee.	24
6.3	Lender's Attorney Fees and Disbursements.	24
6.4	Payment of Fees and Expenses.	24
6.5	Expenses and Advances Secured by Loan Documents.	24
6.6	Right of Lender to Make Advances to Cure Defaults.	24
Article 7. CONDITIONS TO CLOSING THE LOAN		25
7.1	Conditions to Closing.	25
7.2	Disbursement at Loan Closing.	27
Article 8. COVENANTS		27
8.1	Mechanics' Liens and Contest Thereof.	28
8.2	Renewal of Insurance.	28
8.3	Payment of Taxes.	28
8.4	Tax and Insurance Escrow Accounts.	28
8.5	Personal Property.	29
8.6	Operating Leases.	30
8.7	Leasing Restrictions.	30
8.8	Condition of Properties.	30
8.9	Inventory and Equipment.	31

i

8.10	Lender's Attorneys' Fees for Enforcement of Agreement.	31
8.11	Appraisals.	31
8.12	Occupancy Covenants.	31
8.13	Financial Information.	32
8.14	Lost Note.	33
8.15	Indemnification.	33
8.16	No Additional Debt.	33
8.17	Compliance With Laws.	33
8.18	Organizational Documents.	34
8.19	Management Contracts.	34
8.20	Furnishing Notices.	34
8.21	Authorized Representative.	34
8.22	Single Purpose Entity Provisions.	34
8.23	Right of First Refusal.	36
Article 9. CASUALTIES AND CONDEMNATION		36
9.10	Lender's Election to Apply Proceeds on Indebtedness.	36
9.2	Borrowers' Obligation to Rebuild and Use of Proceeds Therefor.	37
Article 10. ASSIGNMENTS BY LENDER AND BORROWER		38
10.1	Loan Assignment/Participation/Tranching; Secondary Market.	38
10.2	Prohibition of Assignments and Transfers by Borrowers.	38
10.3	Prohibition of Transfers in Violation of ERISA.	38
10.4	Successors and Assigns.	39
Article 11. LOAN STRUCTURE AND CONTRIBUTION PROVISIONS		39
11.1	Allocation of Loan.	39
11.2	Loan Structure.	39
11.3	Certain Consequences of Loan Structure.	40
11.4	Contribution Provisions.	40
11.5	Representations Regarding Loan Structure and Terms.	41
11.6	Representations Regarding Borrowers' Solvency.	41
11.7	Indemnified Claims.	42
Article 12. DEFAULT		43
12.1	Events of Default.	43
12.2	Remedies Conferred Upon Lender.	45
Article 13. GENERAL PROVISIONS		46
13.1	Successors and Assigns.	46
13.2	Time is of the Essence.	46
13.3	Captions.	46
13.4	Modification; Waiver.	46
13.5	Governing Law.	46
13.6	Disclaimer by Lender.	46
13.7	Partial Invalidity; Severability.	47
13.8	Definitions Include Amendments.	47
13.9	Execution in Counterparts.	47
13.10	Entire Agreement.	47
13.11	Waiver of Damages.	47

ii

13.12	Claims Against Lender.	47
13.13	Jurisdiction.	48
13.14	Set-Offs.	48
13.15	Notices.	48
13.16	Waiver of Jury Trial.	49
13.17	Statutory Notice.	49

iii

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) dated as of November 30, 2010, is entered into by KEYBANK NATIONAL ASSOCIATION, a national banking association (“Lender”) and EMERICHENAL LLC, a Delaware limited liability company (“Chenal”), EMERICLEAR LLC, a Delaware limited liability company (“Clearwater”) and
EMERIMAND LLC, a Delaware limited liability company (“Mandarin” and together with Chenal and Clearwater, “Borrowers”).

Recitals

Borrowers have applied to Lender for a loan (“Loan”) in the principal amount of Twenty-Eight Million and No/100 Dollars ($28,000,000.00), the proceeds of which will be used by Borrowers to purchase three (3) assisted living facilities, one in Little Rock, Arkansas, one in Clearwater, Florida and one in Jacksonville, Florida.  Lender is willing to make the Loan on the terms and conditions set out in this Agreement.

Agreement

NOW THEREFORE, the parties agree as follows:

ARTICLE 1.
DEFINITIONS

1.1 Defined Terms.

The following terms as used herein shall have the following meanings:

Adjusted Base Rate:  As of any Business Day, a rate per annum equal to the sum of (a) the Prime Rate Margin and (b) the greater of (i) the Prime Rate in effect on such Business Date, or (ii) the Federal Funds Effective Rate in effect from time to time, determined one Business Day in arrears, plus one-half of one percent (0.50%), or (iii) the LIBOR
Rate for an Interest Period of one (1) month determined as of the immediately preceding LIBOR Business Day, plus one percent (1%).

Adjusted LIBOR Rate:  The LIBOR Rate plus the LIBOR Margin, adjusting on the first day of each calendar month throughout the initial term and any Extension Term of the Loan.

Affiliate:  With respect to a specified person or entity, any individual, partnership, corporation, limited liability company, trust, unincorporated organization, association or other entity which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such person or entity, including, without limitation, any general or limited partnership in which such person or entity is a partner.

Aggregate HUD Loan Amount:  The aggregate loan amounts provided for in FHA mortgage insurance commitments which Emeritus has retained KeyCorp Real Estate

Capital Markets, Inc. (“KeyCorp Capital”), an Affiliate of Lender, to assist in obtaining with respect to each of the Facilities, under the Registration Letters.

Agreement:  This Loan Agreement.

Allocated Loan Amount:  As defined in Section 11.1 below.

Applicable Rate:  As such term is defined in Section 4.1(a) below.

Appraisal.  An MAI certified appraisal of a Facility by an appraiser selected and retained by Lender and prepared in accordance with the Uniform Standards of Professional Appraisal Practice applicable to Federally Related Transactions as set out in Appendix A to the real estate appraisal regulations adopted by the Office of the Comptroller of the Currency (Sub-part C of 12 C.F.R. 34) pursuant to FIRREA and shall be prepared in response to an engagement letter issued by Lender.

Assignments of Rents:  Collectively, the Assignments of Rents and Leases of even date herewith from each Borrower and the Master Tenant assigning the rents, Leases and revenues of each Facility to Lender as security for the Obligations.

Authorized Representative:  As such term is defined in Section 8.21.

Bankruptcy Code:  Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto or any other present or future bankruptcy or insolvency statute.

Breakage Costs:  (a) The cost to Lender of re-employing funds bearing interest at an Adjusted LIBOR Rate, incurred (or to be incurred) in connection with any payment of any portion of the Loan bearing interest at an Adjusted LIBOR Rate prior to the termination of any applicable LIBOR Rate Interest Period and (b) any amounts payable by
Borrower under any Interest Rate Agreement in connection with termination of such Agreement.

Business Day:  A day of the year on which banks are not required or authorized to close in Cleveland, Ohio.

Change of Control:  The occurrence of any of the following:

(1)           Any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended [the “Exchange Act”] and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act)
               of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of Emeritus equal to at least thirty percent (30%);

(2)           As of any date a majority of the Board of Directors (the “Board”) of Emeritus consists of individuals who were not either (i) directors or trustees of Emeritus as of the corresponding date of the previous year, or (ii) selected or nominated to become directors by the Corporate Governance and Nominating Committee of Emeritus which is comprised solely of independent directors, as required by the New York Stock Exchange, and approved by a majority of the Board of Emeritus, which majority consisted of individuals described in clause (i) above, or (iii) selected or nominated to become directors or trustees by the Corporate Governance and Nominating Committee of
                                Emeritus and approved by a majority of the Board of Emeritus, which majority consisted of individuals described in clause (i) above and individuals described in clause (ii), above (excluding, in the case of both clause (ii) and (iii) above, any individual whose initial nomination for, or assumption of office as, a member of the Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors or trustees by any Person or group other than a solicitation for the election of one or more directors or trustees by or on behalf of the Board); or

(3)           Emeritus consolidates with, is acquired by, or merges into or with any Person, unless Emeritus (if it is the surviving entity) or such Person (if it is the surviving entity) satisfies clauses (a) and (b) of the Emeritus Covenants and if Emeritus is not the surviving entity, such Person is otherwise reasonably acceptable to Lender.

Control:  As such term is used with respect to any person or entity, including the correlative meanings of the terms “controlled by” and “under common control with”, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

Creditor:  As defined in Section 11.4.

Debtor:  As defined in Section 11.4.

Default or default:  Any event, circumstance or condition which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default hereunder.

Default Rate:  A rate per annum equal to three percent (3%) in excess of the Adjusted Base Rate otherwise applicable to the Loan, but shall not at any time exceed the highest rate permitted by law.

Emeritus:  Emeritus Corporation, a Washington corporation.

Emeritus Covenants:  The covenants of Emeritus set out in its Guaranty whereby Emeritus agrees (a) to maintain minimum Liquid Assets of Twenty Million Dollars ($20,000,000.00); (b) maintain a minimum Fixed Charge Coverage Ratio of 1.10 to 1.00 (measured at the end of each calendar quarter for the preceding four quarters beginning with the calendar quarter ending December 31, 2010); and (c) to permit no Change of Control without the prior written consent of Lender; provided, however, that in the event Emeritus agrees with any other entity providing financing to Emeritus or to any Affiliate of Emeritus to comply with any more restrictive covenants than set out in clauses (a) and (b) above, failure by Emeritus to comply with those more restrictive covenants within any applicable grace period or cure period shall, at the option of Lender, be an Event of Default hereunder.

Environmental Indemnity:  The Environmental and Hazardous Substances Indemnity Agreement with respect to each Property from the applicable Borrower and from Emeritus, indemnifying Lender with regard to all matters related to Hazardous Material and other matters related to such Property.

Environmental Laws:  All federal, state and local statutes, ordinances, rules, regulations, and other laws relating to environmental protection, contamination or cleanup.

Environmental Proceedings:  Any environmental proceedings, whether civil (including actions by private parties), criminal, or administrative proceedings, relating to any Property.

Environmental Report:  An environmental report on each Facility prepared at Borrowers’ expense by a qualified environmental consultant approved by Lender, dated not more than 6 months prior to the Loan Closing Date and addressed to Lender (or subject to separate letter agreement permitting Lender to rely on such environmental report).

ERISA:  The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.

Event of Default:  As such term is defined in Section 12.1.  Any reference in this Agreement or the other Loan Documents to an Event of Default means an Event of Default which has occurred and has not been waived in writing by Lender or cured to the satisfaction of Lender (but Borrower acknowledges that Lender has no obligation to permit any Event of Default to be cured).

Extended Maturity Date:  As such term is defined in Section 3.3.

Extension Option:  As such term is defined in Section 3.3.

Extension Term:  The period of time commencing on the day after the Initial Maturity Date and ending on the Extended Maturity Date.

Facility or Facilities:  Each of the following:

(1) The 80 unit assisted living facility known as “Chenal Heights” and located at One Chenal Heights Drive, Little Rock, Arkansas (the “Chenal Facility”).

(2) The 174 unit assisted living facility known as “Emeritus at Clearwater” and located at 2750 Drew Street, Clearwater, Florida (the “Clearwater Facility”).

(3) The 147 unit assisted living facility known as “Emeritus at Mandarin” and located at 10790 Old St. Augustine Road, Jacksonville, Florida (the “Mandarin Facility”).

Federal Funds Effective Rate:  Shall mean, for any day, the rate per annum, rounded upward to the nearest on one-hundredth of one percent (1/100 of 1%), announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal

                 Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

FIRREA:  The Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

Fixed Charge Coverage Ratio:  The ratio of EBITDAR to Fixed Charges where “EBITDAR” means net income computed in accordance with generally accepted accounting principles, plus income taxes, facility lease expense, interest expense depreciation, amortization, asset impairment and other non-cash charges and plus or minus, as applicable, non-recurring and/or extraordinary items, and where “Fixed Charges” means interest expense, facility lease expense and principal payments on indebtedness.

GAAP:  Generally accepted accounting principles, consistently applied.

Governmental Authority:  Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.

Gross Revenues:  For any period with respect to each Facility, all revenues of the Master Tenant determined on a cash basis derived from the ownership, operation, use, leasing and occupancy of the Facility during such period; provided, however, that in no event shall Gross Revenues include (i) any loan proceeds, (ii) proceeds or payments under insurance policies (except proceeds of business interruption insurance); (iii) condemnation proceeds; (iv) any security deposits received from Residents or tenants of the Facilities, unless and until the same are applied to rent or other obligations in accordance with the Residency Agreement or Lease; or (v) any other extraordinary items, in Lender’s reasonable discretion.

Guarantor:  Emeritus.

Guaranty:  The Unconditional Payment Guaranty of even date herewith from Emeritus to Lender guaranteeing payment of the Loan.

Hazardous Material:  Means and includes gasoline, petroleum, asbestos containing materials, explosives, radioactive materials or any hazardous or toxic material, substance or waste which is defined by those or similar terms or is regulated as such under any Law of any Governmental Authority having jurisdiction over a Facility or any portion thereof or its use, including: (i) any “hazardous substance” defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. § 9601(14) as may be amended from time to time, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof;
(ii) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (iii) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (iv) any petroleum, including crude oil or any fraction thereof; (v) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (vi) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; and  (vii) any other toxic substance or contaminant that is subject to any other Law or other past or present requirement of any Governmental

                                                     Authority.  Any reference above to a Law, includes the same as it may be amended from time to time, including the judicial interpretation thereof.

Healthcare Licenses:  As defined in Section 2.1(w) of this Agreement.

Healthcare Requirements:  All Federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions or agreements, in each case, pertaining to or concerned with the establishment, construction, ownership, operation, use or occupancy of a Facility or any part thereof as an assisted living facility, and all material permits, licenses and authorizations and regulations relating thereto, including all material rules, orders, regulations and decrees of and agreements with Governmental Authorities as pertaining to such Facility.

HUD Loan Closing:  The closing of a FHA Insured Mortgage Loan on a Facility as arranged by KeyCorp Capital under the Registration Letter.

Including or including:  Including but not limited to.

Indemnified Claim:  As defined in Section 11.7.

Indemnified Obligations:  As defined in Section 11.7.

Indemnified Party:  As such term is defined in Section 8.15.

Initial Maturity Date:  November 30, 2012.

Interest Rate Agreement:  As such term is defined in Section 4.2.

Interest Rate Protection Product:  As such term is defined in Section 4.2.

Internal Revenue Code:  The Internal Revenue Code of 1986, as amended from time to time.

Intra-Borrower Loan or Loans:  As defined in Section 11.4.

Late Charge:  As defined in Section 3.6.

Laws:  Collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction.

Leases:  The collective reference to all leases, subleases and occupancy agreements affecting any Facility or any part thereof now existing or hereafter executed, including the Operating Lease for that Facility, and all amendments, modifications or supplements thereto, which, in the case of any material amendments, modifications or supplements, shall be subject to the written approval of Lender, which approval shall not be unreasonably withheld.

Lender’s Environmental Consultant:  An environmental consultant designated by Lender in Lender’s sole discretion.

LIBOR Business Day:  A Business Day on which dealings in U.S. dollars are carried on in the London Interbank Market.

LIBOR Interest Period:  One (1) month.

LIBOR Margin:  Four and one-half percent (4.5%) per annum.

                LIBOR Rate: The rate per annum which Lender determines with reference to the rate shown in Dow Jones Markets (formerly Telerate) (Page 3750) at which one month deposits in United States dollars in an amount comparable to the principal balance outstanding on the Loan are offered by prime banks in the London Interbank Eurodollar
                Market two (2) LIBOR Business Days prior to the last day of each calendar month; provided, however, that in no event and at no time shall the LIBOR Rate be less than one and one-half percent (1.5%) per annum.

Liquid Assets:  The following assets, provided that such assets (A) are not subject to any lien, claim or other encumbrance; (B) are not the subject of any arrangement with any creditor to have such creditor’s claim satisfied out of such asset prior to general creditors; (C) if not cash, may be converted to cash within five (5) days; and (D) are not subject to any legal or contractual restrictions (other than those inherent in or typical to the instrument):

(a) cash on hand;

(b) United States Treasury notes, bonds, bills, or certificates of indebtedness, or those for which the full faith and credit of the United States are pledged for the full and timely payment of principal and interest (including State and Local Government Series);

(c) obligations, participations, or other instruments of or issued by a federal agency or a United States government-sponsored enterprise, the principal of and interest on which is unconditionally guaranteed by the United States;

(d) any obligations on which the interest is exempt from federal income taxation and which are rated by a nationally recognized rating service in one of its two highest long-term or short-term rating categories;

(e) certificates of deposit issued by, or time or demand deposits or other banking arrangements with, a nationally or state-chartered bank or a savings association having a minimum capital of $500,000,000 and rated within the top two ratings of a nationally recognized rating service;

(f) taxable government money market portfolios rated “AAA” by a nationally recognized rating service and restricted to obligations with maturities of one year or less issued or guaranteed as to payment of principal and interest by the full faith and credit of the United States of America, and which are rated by such nationally recognized rating service in one of its two highest short term rating categories; and

(g) Readily Marketable Securities.

Loan:  A loan in the principal amount of $28,000,000.00, to be made by Lender to Borrowers on the terms and conditions set out in this Agreement.

Loan Documents:  The collective reference to this Agreement, the documents and instruments listed in Section 3.2, and all the other documents and instruments entered into from time to time, evidencing or securing the Loan or any obligation of payment thereof or performance of Borrowers’ obligations in connection with the transaction contemplated hereunder and all Interest Rate Agreements, each as amended.

Loan Closing or Loan Closing Date:  The date all conditions to the closing of the Loan have been satisfied (or waived in writing by Lender) and proceeds of the Loan are first disbursed to Borrowers.

Master Tenant:  Each of the tenants under the Operating Leases.

Material Adverse Change or material adverse change:  If, in Lender’s reasonable discretion, the operations or financial condition of a person, entity or property has changed in a manner which would reasonably be expected to materially impair the value of Lender’s security for the Loan, prevent timely repayment of the Loan or otherwise prevent the applicable person or entity from timely performing any of its material obligations under the Loan Documents.

Maturity Date:  The Initial Maturity Date, or, if Borrower satisfies the conditions to extend the term of the Loan pursuant to Section 3.3, the Extended Maturity Date.

Medicaid:  Title XIX of the Social Security Act, which was enacted in 1965 to provide a cooperative Federal-state program for low income and medically indigent persons, which is partially funded by the Federal government and administered by the states.

Medicare:  Title XVIII of the Social Security Act, which was enacted in 1965 to provide a Federally funded and administered health program for the aged and certain disabled persons.

Mortgages:  Each of the following:

(1)           The Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing from Chenal as mortgagor to Lender as mortgagee, granting a first priority lien on Chenal’s fee simple title to the Chenal Property as security for the Obligations, subject only to the Permitted Exceptions.

(2)           The Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing from Clearwater as mortgagor to Lender as mortgagee, granting a first priority lien on Clearwater’s fee simple title to the Clearwater Property as security for the Obligations, subject only to the Permitted Exceptions.

(3)           The Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing from Mandarin as mortgagor to Lender as mortgagee, granting a first priority lien on Mandarin’s fee simple title to the Mandarin Property as security for the Obligations, subject only to the Permitted Exceptions.

Net Operating Income:  For the applicable period, the aggregate net income, computed in accordance with generally accepted accounting principles, of each Facility before taxes, depreciation, amortization of intangible assets and before interest expense, management fees, and rental payments under the applicable Operating Lease, decreased by  (i) an annual replacement reserve of $300.00 per Unit in such Facility, and (ii) an allowance for management fees equal to 5% of the Gross Revenues of such Facility.

Note:  As such term is defined in Section 3.2(a).

Obligations:  All obligations of Borrowers under this Agreement and the other Loan Documents.

Occupancy.  The percentage of Units in a Facility which are actually occupied by Residents on a full rent-paying basis under Residency Agreements in effect as of the date of this Agreement or, as to Residency Agreements hereafter entered into by Borrowers, in the form approved by Lender without material modification.

Occupancy Covenants:  As such term is defined in Section 8.12 below.

Operating Leases:  Each of the following:

(1) With respect to the Clearwater Facility (defined above in the definition of Facilities), the Lease dated December 1, 2010, from Clearwater to Summerville at Clearwater, LLC, a Delaware limited liability company and a subsidiary of Emeritus (the “Clearwater Lease”).

(2) With respect to the Mandarin Facility (defined above in the definition of Facilities), the Lease dated December 1, 2010, from Mandarin to Summerville at Mandarin, LLC, a Delaware limited liability company and a subsidiary of Emeritus (the “Mandarin Lease”).

(3) With respect to the Chenal Facility (defined above in the definition of Facilities), the Lease dated December 1, 2010, from Chenal to Emeritus (the “Chenal Lease”).

Organizational Documents:  (a) For any limited liability company, a true copy of the articles of organization or certificate of formation of such limited liability company evidencing the creation of such limited liability company, the limited liability company agreement or operating agreement of such limited liability company with all amendments thereto, certified by the manager or such authorized person of such limited liability company as being true, correct and complete, together with a current certificate of existence and good standing of such limited liability company issued by the applicable authority for the state of organization; and if appropriate, a current certificate of qualification and good standing (or other similar instruments) from the appropriate authority of each state in which it must be qualified to do business, (b) for any limited partnership, a true copy of the certificate of limited partnership of such limited partnership evidencing the creation of such limited partnership, the limited partnership agreement of such limited partnership with all amendments thereto, certified by the general partner or such authorized person of such limited partnership as being true, correct and complete, together with a current certificate of existence and good standing of such limited partnership issued by the applicable authority for the state of organization; and if appropriate, a current certificate of qualification and good standing (or other similar instruments) from the appropriate authority of each state in which it must be qualified to do business, and (c) for any corporation, a true copy of the articles of incorporation of such corporation evidencing the creation of such corporation, together with all amendments thereto, the bylaws of such corporation with all amendments thereto, certified by a responsible officer of such corporation as being true, correct and complete, together with a current certificate of existence and good standing of such corporation issued by the applicable authority for the state of organization; and if appropriate, a current certificate of qualification and good standing (or other similar instruments) from the appropriate authority of each state in which it must be qualified to do  business.

Permitted Exceptions:  With respect to each Facility, the matters listed on Schedule B of the Title Policy for that Facility and thereafter such other title exceptions as Lender may approve in writing.

Permitted Transfer:  (a) Residency Agreements entered into in the ordinary course of business provided the same are in the form reasonably approved by Lender without material modification and are in compliance with Laws, (b) arms-length non-residential Leases entered into by the Master Tenant (with respect to the Clearwater Facility and the Mandarin Facility) or the owner (with respect to the Chenal Facility) in the ordinary course of business for premises in the Facilities intended for non-residential use, (c) Transfers of stock in Emeritus not resulting in a Change of Control, (d) any Transfer of shares of common stock, limited partnership interests limited liability company membership interests or other beneficial or ownership interests or other forms of securities in any Borrower or in any direct or indirect owner of membership interests in any Borrower so long as Emeritus retains Control of each Borrower and continues to own 100% of the beneficial ownership interests in each Borrower, either directly or through the ownership of intervening entities, (e) any Transfer of the inventory consumed in the ordinary course of the operation of the Facilities and (f) any Transfer of any worn out or obsolete furniture, fixtures or equipment used in connection with the operation of the Facilities if the same is replaced in due course with replacement property of like kind and quality.

Prime Rate:  That interest rate established from time to time by KeyBank National Association as its Prime Rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by KeyBank National Association for commercial or other extensions of credit.

Prime Rate Margin:  Four and one-half percent (4.5%) per annum.

Property:  The collective reference to (i) the real property upon which a Facility is constructed, as legally described in the Mortgage encumbering such Facility, together with the Facility and all buildings, structures and improvements located or to be located thereon, (ii) all rights, privileges, easements and hereditaments relating or appertaining thereto, and (iii) all personal property, fixtures and equipment required for the operation thereof.

Properties: The collective reference to every Property upon which the Facilities are constructed.

Purchase Agreements:  Each of the following:

(1) With respect to the Chenal Facility (defined above in the definition of Facilities), the Asset Purchase Agreement dated September 15, 2010, between Chenal Heights Retirement L.L.C. and Sagely Hightower Operations LLC as Sellers, and Emeritus as Purchaser, all right, title and interest of Emeritus thereunder having been assigned to
Chenal (the “Chenal Purchase Agreement”).

(2) With respect to the Clearwater Facility (defined above in the definition of Facilities), the Purchase and Sale Agreement dated October 4, 2010, between Clearwater-Park Associates, Limited Partnership as Seller and Emeritus as Purchaser, all right, title and interest of Emeritus thereunder having been assigned to Clearwater (the “Clearwater
Purchase Agreement”).

(3) With respect to the Mandarin Facility (defined above in the definition of Facilities), the Purchase and Sale Agreement dated October 4, 2010, between Jacksonville-Pines Associates, Limited Partnership as Seller and Emeritus as Purchaser, all right, title and interest of Emeritus thereunder having been assigned to Mandarin (the “Mandarin
Purchase Agreement”).

Readily Marketable Securities:  Marketable securities listed or admitted to trading on the New York Stock Exchange or the American Stock Exchange or quoted on the NASDAQ National Market with a market price equal to or greater than $2.00 per share, so long as, in the case of any such securities the transfer of which is restricted by Rule
144, a minimum of two years shall have elapsed since the later of (a) the date of the acquisition by the owner of such marketable securities from the respective issuers thereof or from any affiliate (as that term is defined in paragraph (a)(1) of Rule 144) of any of such issuers and (b) the date of payment by the owner of the full purchase price or other consideration paid or given to acquire such marketable securities from the respective issuers thereof or from any affiliate (as that term is defined in paragraph (a)(1) of Rule 144).

Registration Letters:  Letter agreements to be entered into between Emeritus, the applicable Borrower and KeyCorp Real Estate Capital Markets, Inc. (KeyCorp Capital”), an Affiliate of Lender, engaging KeyCorp Capital to assist in arranging FHA mortgage insurance commitments for each of the Facilities.

Reimbursement Contracts: All managed care agreements, and all third party reimbursement contracts or programs for the Facilities which are now or hereafter in effect with respect to Residents qualifying for coverage under the same, including Medicare, Medicaid, any successor or similar reimbursement program and private insurance agreements.

Required Permits:  A certificate of occupancy for each Facility issued by the applicable jurisdiction, all licenses required under Law for use and occupancy of each Facility as an assisted living facility and all other licenses, permits, certificates, approvals, authorizations and registrations required from any Governmental Authority in connection with the ownership, operation, use or occupancy of the Facility, including, without limitation, business licenses and food service licenses and all licenses required to be obtained by the Master Tenant for operation of the Facilities.

Residency Agreements:  All agreements providing for residential occupancy of a Facility.

Resident:  Any person residing in any of the Facilities.

Security Agreements:  Collectively, each Security Agreement of even date herewith executed by each Borrower and Master Tenant granting Lender a first priority security interest in all tangible and intangible personal property with respect to the Facilities, including, without limitation, all accounts receivable and healthcare receivables as security for payment and performance of the Obligations.

Security Instrument Default:  The occurrence of any default by any Borrower, Master Tenant or Emeritus under any Security Instrument which is not cured within any applicable cure period thereunder.

Security Instruments:  Collectively, the Mortgages, the Assignments of Rents and the Security Agreements required hereunder and all UCC Financing Statements required by Lender in connection therewith.

State:  The state in which a Facility is located.

Swap Transaction:  As defined in the 2002 ISDA Definitions.

Title Insurer:  Chicago Title Insurance Company or such other title insurance company licensed in the applicable State as may be approved in writing by Lender.

Title Policies:  The ALTA lender’s title insurance policies with extended coverage (2006 Loan Policy form if available and another form reasonably satisfactory to Lender if not) issued by the Title Insurer with respect to each of the Properties in an aggregate amount equal to the principal amount of the Loan, insuring the liens of the Mortgages as valid first, prior and paramount liens upon the Properties, and subject to no other exceptions other than the Permitted Exceptions.  Each Title Policy shall include such available endorsements as Lender may require, including endorsements ALTA Form 9.3-06 (lender’s comprehensive), ALTA Form 17-06 (access from abutting streets), ALTA
Form 18-06 (single tax parcel), ALTA Form 22-06 (address), ALTA 8.1-06 (environmental lien), ALTA Form 25-06 (survey), ALTA Form 26-06 (subdivision), ALTA Form 6-06 (variable rate) and an ALTA 3.1-06 (zoning) endorsement unless Lender receives a zoning letter reasonably acceptable to Lender.  Each Title Policy shall insure that the applicable Property is free of the possibility of any prior mechanics’ or materialmen’s liens, and that all taxes and assessments on such Property or any part thereof which are due and payable on the Loan Closing Date have been paid.

Transfer:  (a) Any sale, transfer, lease, conveyance, alienation, pledge, assignment, mortgage, encumbrance, hypothecation or other disposition of (i) all or any portion of the Facilities or any portion of any other security for the Loan, or (ii) all or any portion of any Borrower’s or the Master Tenant’s right, title and interest (legal or equitable) in and to the

                   Facilities or any portion of any other security for the Loan, (b) any issuance, sale, transfer, alienation, pledge, assignment, encumbrance, hypothecation or other disposition of (i) any membership interest in any Borrower, or (ii) any ownership interest in any member of Borrower or in any entity which holds an interest in, or directly or indirectly controls any member of any Borrower, (c) any change in the identity of the manager or managing member of any Borrower, or (d) any Change of Control.

TRICARE: Collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly known as the "Civilian Health and Medical
Program of the Uniformed Services (CHAMPUS)".

UCC-1 Financing Statements:  As defined in Section 4.2.

Unit:  Each residential living unit in a Facility.

1.2 Other Definitional Provisions.

All terms defined in this Agreement shall have the same meanings when used in any other Loan Document or any certificate or other document made or delivered pursuant hereto.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement.

ARTICLE 2.
BORROWER’S REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties.

To induce Lender to execute this Agreement and perform its obligations hereunder, Borrowers hereby represent and warrant to Lender as follows:

(a) Borrowers have good and marketable fee simple title to the Properties, subject only to the Permitted Exceptions.

(b) Except as previously disclosed to Lender in writing, no litigation or proceedings are pending, or to the best of Borrowers’ knowledge threatened, against Emeritus, any Borrower or Master Tenant or any Property, which would, if adversely determined, reasonably be expected to cause a Material Adverse Change with respect to Emeritus, any
Borrower or Master Tenant or any Property.  There are no pending Environmental Proceedings and Borrowers have no knowledge of any threatened Environmental Proceedings or any facts or circumstances which would reasonably be expected to give rise to any future Environmental Proceedings.

(c) Each Borrower is a duly organized and validly existing limited liability company and has full power and authority to execute, deliver and perform all Loan Documents to which such Borrower is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of each Borrower.  The sole member of each Borrower is Emeritus.

(d) Emeritus is a duly organized and validly existing corporation and has full power and authority to execute, deliver and perform all Loan Documents to which it is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of Emeritus.

(e) No consent, approval or authorization of or declaration, registration or filing with any Governmental Authority or nongovernmental person or entity, including any creditor or owner of any Borrower, Emeritus or any Master Tenant, is required in connection with the execution, delivery and performance of this Agreement or any of the Loan
Documents other than the recordation of the Mortgages and the Assignments of Rents and the filing of the UCC-1 Financing Statements, except for such consents, approvals or authorizations of or declarations or filings with any Governmental Authority or non-governmental person or entity which have been obtained as of any date on which this representation is made or remade.

(f) The execution, delivery and performance of this Agreement, the execution and payment of the Note and the granting of the Mortgages and other security interests under the other Loan Documents have not constituted and will not constitute, upon the giving of notice or lapse of time or both, a breach or default under any other agreement to which any Borrower, any Master Tenant or Emeritus is a party or may be bound or affected, or a violation of any law or court order which affects any of the Properties, any part thereof, any interest therein, or the use thereof.

(g) There is no Default or Event of Default under this Agreement or the other Loan Documents.

(h) (i) No condemnation of any portion of any Property, (ii) no condemnation or relocation of any roadways abutting any Property, and (iii) no proceeding to deny access to any Property from any point or planned point of access to any Property, has commenced or, to the best of any Borrower’s knowledge, is contemplated by any
Governmental Authority.

(i) All Required Permits have been duly issued and are in full force and effect for each of the Facilities, except where the failure to obtain or maintain the same would not reasonably be expected to result in a Material Adverse Change.

(j) Each Facility is in compliance in all material respects with the requirements of all Reimbursement Contracts applicable to such Facility.

(k) No Property or the use thereof violates (i) any Law (including subdivision, zoning, building, environmental protection and wetland protection Laws), or (ii) any building permits, restrictions of record, or agreements affecting any Property or any part thereof.  Neither the zoning authorizations, approvals or variances nor any other right to use any Facility are to any extent dependent upon or related to any real estate other than the Property on which such Facility is located.

(l) No brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Loan.

(m) All financial statements and other information previously prepared and furnished by Emeritus, Borrowers and the Master Tenants to Lender in connection with the Loan are true, complete and correct in all material respects and fairly present the financial conditions of the subjects thereof as of the respective dates thereof and do not fail to state any material fact necessary to make such statements or information not misleading, and no Material Adverse Change with respect to Emeritus, any Borrower, any Master Tenant or any Facility has occurred since the respective dates of such statements and information.  No Borrower or Master Tenant has any material liability, contingent or otherwise, not disclosed in such financial statements.

(n) Except as disclosed by Borrowers to Lender in writing, (i) each of the Facilities is in compliance with all applicable Environmental Laws; (ii) no Borrower or Master Tenant nor, to the best of Borrowers’ knowledge, any other person or entity, has ever caused or permitted any Hazardous Material to be placed, held, located or disposed of on, under, at or in a manner to affect any Facility, or any part thereof, and no Facility has never been used (whether by Borrower or, to the best knowledge of Borrowers, by any Master Tenant or any other person or entity) for any activities involving, directly or indirectly, the use, generation, treatment, storage, transportation, or disposal of any
Hazardous Material; (iii) no Facility and no Borrower or Master Tenant is subject to any existing, pending, or, to the best of Borrowers’ knowledge, threatened investigation or inquiry by any Governmental Authority pursuant to any Environmental Law, and no Facility is subject to any remedial obligations under any applicable Environmental
Law; and (iv) there is no underground tank, vessel, or similar facility for the storage, containment or accumulation of Hazardous Materials of any sort on, under or affecting any of the Properties.

(o) Each Property is taxed separately without regard to any other property and for all purposes each Property may be mortgaged, conveyed and otherwise dealt with as an independent parcel.

(p) Except for Residency Agreements which have been entered into in the ordinary course of operation of the Facilities and except for the Operating Leases and other Leases disclosed to Lender in writing, there are no Leases, subleases or other arrangements for occupancy of space within any of the Properties.

(q) There is no uncured default by any Master Tenant under any of the Operating Leases.

(r) The Loan is not being made for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation G, T, U or X issued by the Board of Governors of the Federal Reserve System, and Borrower agrees to execute all instruments necessary to comply with all the requirements of Regulation U of the Federal Reserve System.

(s) No Borrower, Master Tenant or Emeritus is a party in interest to any plan defined or regulated under ERISA, and none of the assets of any Borrower, Master Tenant or Emeritus are “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code.

(t) No Borrower, Emeritus or Master Tenant is a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code.

(u) Each Borrower’s place of formation or organization is the State of Delaware and each Borrower is duly qualified to conduct business in the state in which the Facility owned by such Borrower is located.

(v) No Borrower, Master Tenant or Emeritus is (or will be) a person with whom Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Facilities and
Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons.  In addition, each Borrower hereby agrees to provide to Lender with any additional information Lender reasonably deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

(w) All provider agreements, certifications, governmental licenses, permits, regulatory agreements or other material agreements and improvements, including certificates of operation, completion and occupancy, and state assisted-living facility licenses or other licenses required by healthcare Governmental Authorities for the legal and intended use and occupancy of each Facility (collectively, the "Healthcare Licenses") have been obtained by the Master Tenant and are in full force and effect or, with respect to the Chenal Facility, will be obtained by the Master Tenant in the ordinary course of business after the Closing Date, retroactive to the Closing Date and will remain in full force and effect thereafter.  The Master Tenant for each Facility owns and/or possesses and holds (or upon issuance will own and/or possess and hold), free from restrictions or conflicts with the rights of others, all such Healthcare Licenses in respect of such Facility, and operates such Facility in such a manner that the Healthcare Licenses shall remain in full force and effect.  Lender acknowledges that none of the Facilities is or is eligible to be certified to participate in Medicare.

(x) Each Master Tenant and the operation of each Facility are in compliance in all material respects with all Healthcare Requirements of all Governmental Authorities having jurisdiction over the ownership, use, occupancy or operation of any Facility, including, (i) staffing requirements, (ii) health and fire safety codes, including quality and safety standards, (iii) accepted professional standards and principles that apply to professionals providing services at each Facility, (iv) Federal, state or local laws, rules, regulations or published interpretations or policies relating to the prevention of fraud and abuse, (v) insurance, reimbursement and cost reporting requirements, (vi) government payment program requirements and disclosure of ownership and related information requirements, (vii) requirements of applicable healthcare Governmental Authorities, including those relating to each Facility's physical structure and environment, licensing, quality and adequacy of medical care, distributions of pharmaceuticals, rate setting, equipment, personnel, operating policies and services and fee splitting, (viii) Section 1128B(b) of the Social Security Act, as amended (42 U.S.C. Section l320a-7(b) (Criminal Penalties for Acts involving Federal Health Care Programs), commonly referred to as the "Federal Anti-Kickback Statute") and (ix) any other applicable laws, regulations or agreements for reimbursement for the type of care or services provided with respect to each Facility.

(y) To the best of Borrowers’ knowledge, no Master Tenant or Facility is a target of, or participant in, any action, proceeding, suit, audit, investigation or sanction by any healthcare Governmental Authority or any other administrative or investigative body or entity or any other third party or any patient or resident (including whistleblower suits, or suits brought pursuant to federal or state false claims acts, and Medicaid, Medicare, TRICARE, state fraud or abuse laws) which may result, directly or indirectly or with the passage of time, in (i) the imposition of a fine, penalty, alternative, interim or final sanction, a lower rate certification, recoupment, recovery, suspension or discontinuance of all or part of reimbursement from any healthcare Governmental Authority, third-party payor, insurance carrier or private payor, or a lower reimbursement rate for services rendered, except in each case as would not reasonably be expected to result in a Material Adverse Effect, or (ii) any other civil or criminal remedy, in the appointment of a receiver or manager, or in the modification, limitation, annulment, revocation, transfer, surrender, suspension or other impairment of a Healthcare License or affect any Borrower's or Master Tenant’s continued participation in any third-party payor program, nor to its knowledge has any such action, proceeding, suit, investigation proceeding or audit been threatened, except in each case as could not reasonably be expected to result in a Material Adverse Effect.

(z) To the best of Borrowers’ knowledge, there are no agreements with Residents of any Facility or with any other persons or organizations, which deviate in any material adverse respect from, or which conflict with, any Healthcare Requirements and all resident records at each Facility, including resident accounts records, are maintained in all material respects in accordance with applicable Healthcare Requirements.

(aa) Neither the execution and delivery of this Agreement and the other Loan Documents, nor the performance thereof by Borrowers or the Master Tenant will (i) adversely affect, in any material respect, or materially reduce the right of any Facility to receive any payments or reimbursements which such Facility is eligible to receive as of the date of this Agreement, or (ii) materially adversely affect the Healthcare Licenses.

(bb) To the best of Borrowers’ knowledge, each Facility is in compliance in all material respects with all requirements and conditions of each Reimbursement Contract currently in effect with respect to such Facility and each such Reimbursement Contract is in full force and effect and in good standing.

(cc) To the best of Borrowers’ knowledge, all cost reports and financial reports submitted to any third party payor with respect to the Clearwater and Mandarin Facilities have been materially accurate and complete as of the date of submission and have not been misleading in any material respects and no Borrower has received any notice or has any actual knowledge that any cost reports or financial reports submitted to any third party payor with respect to the Chenal Facility were materially inaccurate or incomplete when submitted.  To the best of Borrowers’ knowledge, except as have been disclosed to Lender in writing, there are no material recoupment claims made or contests pending or threatened with respect to any Facility.

(dd) Except as disclosed in writing to Lender, no Master Tenant has received any notice of any claim, requirement or demand of any governmental authority, accreditation body, third party payor or any insurance body having or claiming any licensing, certifying, supervising, evaluating or accrediting authority over any of the Facilities to rework or redesign any Facility, its professional staff or its professional services, procedures or practices in any material respect or to provide additional furniture, fixtures, equipment or inventory so as to make such Facility conform to or comply with any Law.

(ee) Borrowers have delivered or caused to be delivered to Lender true and correct copies of all inspection reports relating to each of the Facilities, issued by any governmental authority or accreditation body during the most recent licensing period, together with all plans of correction relating thereto.

2.2 Survival of Representations and Warranties.

Borrowers agree that all of the representations and warranties set forth in Section 2.1 and elsewhere in this Agreement are true as of the date hereof, will be true at the Loan Closing and, except for matters which have been disclosed by Borrowers and approved by Lender in writing and except for any representations and warranties that relate to a specific point in time, at all times thereafter.  It shall be a condition precedent to the Loan Closing that each of said representations and warranties is true and correct in all material respects as of the date of the Loan Closing and disbursement of Loan proceeds at the Loan Closing shall be deemed to be a reaffirmation by Borrowers that each of the representations and warranties is true and correct in all material respects as of the date of such disbursement.

ARTICLE 3.
LOAN AND LOAN DOCUMENTS

3.1 Agreement to Borrow and Lend.

Borrowers agree to borrow from Lender and Lender agrees to lend to Borrowers the Loan in the principal amount of Twenty-Eight Million and No/100 Dollars ($28,000,000.00), for the purposes and subject to all of the terms, provisions and conditions contained in this Agreement and the other Loan Documents.  If Lender consists of more than one party, the obligations of each such party with respect to the amount it has agreed to loan to Borrowers shall be several (and not joint and several) and shall be limited to its proportionate share of the Loan and of each advance.

3.2 Loan Documents.

Borrowers agree that they will, on or before the Loan Closing Date, execute and deliver or cause to be executed and delivered to Lender the following documents in form and substance acceptable to Lender:

(a) A Promissory Note (“Note”) in the principal amount of the Loan executed by Borrowers, as their joint and several obligations, and payable to Lender.

(b) The Mortgages.

(c) The Assignments of Rents.

(d) The Environmental Indemnities.

(e) The Guaranty.

(f) With respect to each Facility, an Assignment and Subordination of Operating Lease from the Master Tenant in favor of Lender whereby the Operating Lease for such Facility is assigned to Lender as security for the Obligations and the Operating Lease is subordinated to the Mortgage on such Facility and the Obligations.

(g) Such other documents, instruments or certificates as Lender may reasonably require, including such documents as Lender in its sole discretion deems necessary or appropriate to effectuate the terms and conditions of this Agreement and the Loan Documents, and to comply with the laws of each State.

Borrowers authorize Lender to file such UCC financing statements (each, a “UCC-1 Financing Statement”) as Lender determines are advisable or necessary to perfect or notify third parties of the security interests intended to be created by the Loan Documents.  The foregoing authorization includes Borrowers’ irrevocable authorization for
Lender at any time and from time to time to file any initial financing statements and amendments thereto that describe the collateral as “all assets” of Borrowers or words of similar effect.

3.3 Term of the Loan.

(a) All principal, interest and other sums due under the Loan Documents shall be due and payable in full on the Maturity Date.  All references herein to the Maturity Date shall mean Initial Maturity Date, provided that Borrowers shall have the right to extend the Maturity Date for an additional six (6) month term (the “Extension Option”), thereby extending the Maturity Date to the six month anniversary of the Initial Maturity Date (the “Extended Maturity Date”).

(b) Borrowers may only exercise the Extension Option upon satisfying the following conditions:

(i) Borrowers shall have delivered to Lender written notice of such election no earlier than sixty (60) days and no later than thirty (30) days prior to the Initial Maturity Date;

(ii)  Lender shall have received current financial statements from each Borrowers and Emeritus, certified as correct by such Borrower and by Emeritus.  There must be no material adverse change in the financial condition of any Borrower or of Emeritus;

(iii) Such notice is accompanied by an extension fee equal to one-quarter of one percent (0.25%) of the outstanding principal balance of the Loan; and

(iv)  There is then no Default or Event of Default.

3.4 Prepayments.

Borrowers shall have the right to make prepayments of the Loan, in whole or in part, without prepayment penalty, upon not less than seven (7) days prior written notice to Lender.  No prepayment of all or part of the Loan shall be permitted unless same is made together with the payment of all interest accrued on the Loan through the date of prepayment and an amount equal to all Breakage Costs and reasonable attorneys’ fees and disbursements incurred by Lender as a result of the prepayment.

3.5 Required Principal Payments.

(a) If at any time on or after November 30, 2011, Lender determines that the Aggregate HUD Loan Amount will be less than the outstanding principal balance of the Loan, Lender will give Borrowers and Emeritus written notice of the amount of the deficiency and on the first Business Day of each of the succeeding six (6) calendar months
Borrowers will make equal monthly principal payments of the Loan in the amount needed to reduce the outstanding principal balance of the Loan to no more than the Aggregate HUD Loan Amount.

(b) All principal of the Loan, if not sooner paid, shall be due and payable in full on the Maturity Date.

3.6 Late Charge.

Any and all amounts due hereunder or under the other Loan Documents which remain unpaid more than five (5) days after the date said amount was due and payable shall incur a fee (the “Late Charge”) equal to the greater of four percent (4%) of the amount of such payment or Twenty-Five Dollars ($25.00), which payment shall be in addition to all of Lender’s other rights and remedies under the Loan Documents, provided that no Late Charge shall apply to the final payment of principal on the Maturity Date.

3.7 Reconveyance of Mortgages Upon HUD Loan Closings or Other Refinancing.

Upon the HUD Loan Closing with respect to any Facility, or, subject to Section 8.23, upon the closing of any other refinancing of the Loan or any of the Facilities, provided there is then no Default or Event of Default, Lender will cause the Mortgage encumbering that Facility to be fully released (or assigned, restated and replaced), subject to (a) payment of such portion of the outstanding principal balance of the Loan as Lender then requires in its sole and absolute discretion in order to assure Lender that the Loan will be adequately secured after the release or replacement of such Mortgage, and (b) reimbursement by such Borrower of all Lender’s reasonable out-of-pocket costs and expenses in connection with such release or replacement.  From and after the date the Mortgage encumbering any Facility is released or replaced as provided herein, the Borrower owning such Facility shall be automatically released from any liability for payment of the Loan or for any other obligation under any of the Loan Documents other than such Borrower’s liability and obligations under the Environmental Indemnity with respect to the such Facility, which liability and obligations shall remain in full force and effect.  After the release or replacement of a Mortgage from any Facility as provided herein, thereafter all references to Borrowers in this Agreement and the other Loan Documents shall not include such released Borrower.

ARTICLE 4.
INTEREST

4.1 Interest Rate.

(a) The Loan will bear interest at the Adjusted LIBOR Rate which will be the Applicable Rate hereunder, unless the Adjusted Base Rate or the Default Rate is applicable.  Adjustments in the Adjusted LIBOR Rate shall occur on the first day of each calendar month throughout the term of the Loan and during the Extension Term, if applicable.

(b) If Lender determines (which determination shall be conclusive and binding upon Borrowers, absent manifest error) (i) that no adequate basis exists for determining the LIBOR Rate, or (ii) that, due to circumstances affecting the London interbank market generally, the LIBOR Rate will not adequately and fairly reflect the cost to Lender of funding the Loan, or (iii) that any applicable Law or regulation or compliance therewith by Lender prohibits or restricts or makes impossible the charging of interest based on the LIBOR Rate, or (iv) that the Adjusted LIBOR Rate would be in excess of the maximum interest rate which Borrowers may by law pay and Lender so notifies Borrowers in writing, then until Lender notifies Borrowers in writing that the circumstances giving rise to such suspension no longer exist, interest shall accrue and be payable at the Adjusted Base Rate.

(c) Interest at the Applicable Rate (whether the Adjusted LIBOR Rate, the Adjusted Base Rate or the Default Rate, as applicable) shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

4.2 Interest Rate Agreements.

(a)           If Borrowers institute an interest rate hedging program through the purchase of an interest rate swap, cap or such other interest rate protection product (“Interest Rate Protection Product”) from Lender or any Affiliate of Lender, Borrowers shall enter into such party’s customary form of agreement (“Interest Rate Agreement”)
relating to such Interest Rate Protection Product.  Any indebtedness incurred pursuant to an Interest Rate Agreement entered into by Borrowers and Lender or any Affiliate of Lender shall constitute Obligations secured by the Mortgages and any other collateral for the Loan to the same extent and effect as if the terms and provisions of such
Interest Rate Agreement were set forth herein, whether or not the aggregate of such indebtedness, together with the disbursements made by Lender of the proceeds of the Loan, shall exceed the face amount of the Note.

(b)           Borrowers hereby collaterally assign to Lender any and all Interest Rate Protection Products purchased or to be purchased by Borrowers in connection with the Loan, as security for the Loan, and agree to provide Lender with any additional documentation requested by Lender in order to confirm or perfect such security interest during the term of the Loan.  If Borrowers obtain an Interest Rate Protection Product from a party other than Lender or an Affiliate of Lender, Borrowers shall deliver to Lender such third party’s consent to such collateral assignment.  No Interest Rate Protection Product purchased from a third party may be secured by an interest in any Borrower or any Property.

ARTICLE 5.
COSTS OF MAINTAINING LOAN

5.1 Increased Costs and Capital Adequacy.

(a) Borrowers recognize that the cost to Lender of maintaining the Loan or any portion thereof may fluctuate and, Borrowers agree to pay Lender additional amounts to compensate Lender for any increase in its actual costs incurred in maintaining the Loan or any portion thereof outstanding or for the reduction of any amounts received or receivable from Borrowers as a result of:

(i) any change after the date hereof in any applicable Law, regulation or treaty, or in the interpretation or administration thereof, or by any domestic or foreign court, (A) changing the basis of taxation of payments under this Agreement to Lender (other than taxes imposed on all or any portion of the overall net income or receipts of
Lender), or (B) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by Lender (which includes the Loan or any applicable portion thereof), or (C) imposing on Lender, or the London interbank market generally, any other condition affecting the Loan, provided that the result of the foregoing is to increase the cost to Lender of maintaining the Loan or any portion thereof or to reduce the amount of any sum received or receivable from Borrowers by Lender under the Loan Documents; or

(ii) the maintenance by a Lender of reserves in accordance with reserve requirements promulgated by the Board of Governors of the Federal Reserve System of the United States with respect to “Eurocurrency Liabilities” of a similar term to that of the applicable portion of the Loan (without duplication for reserves already accounted for in the calculation of a LIBOR Rate pursuant to the terms hereof).

(b) If the application of any Law, rule, regulation or guideline adopted or arising out of the July, 1988 report of the Basel Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption after the date hereof of any other Law, rule, regulation or guideline regarding capital adequacy, or any change after the date hereof in any of the foregoing, or in the interpretation or administration thereof by any domestic or foreign Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on Lender’s capital to a level below that which Lender would have achieved but for such application, adoption, change or compliance (taking into consideration the policies of Lender with respect to capital adequacy), then, from time to time Borrowers shall pay to Lender such additional amounts as will compensate Lender for such reduction with respect to any portion of the Loan outstanding.

(c) Any amount payable by Borrower under Section 5.1(a) or Section 5.1(b) shall be paid within five (5) days of receipt by Borrowers of a certificate signed by an authorized officer of Lender setting forth in reasonable detail the amount due and the basis for the determination of such amount, which statement shall be conclusive and binding upon Borrowers, absent manifest error.  Failure on the part of Lender to demand payment from Borrowers for any such amount attributable to any particular period shall not constitute a waiver of Lender’s right to demand payment of such amount for any subsequent or prior period.  Lender shall use reasonable efforts to deliver to Borrowers prompt notice of any event described in Section 5.1(a) or Section 5.1(b) of the amount of the reserve and capital adequacy payments resulting therefrom and the reasons therefor and of the basis of calculation of such amount; provided, however, that any failure by Lender to so notify Borrowers shall not affect their obligation to pay the reserve and capital adequacy payment resulting therefrom.

5.2 Borrower Withholding.

If by reason of a change in any applicable Laws occurring after the date hereof, any Borrower is required by Law to make any deduction or withholding in respect of any taxes (other than taxes imposed on or measured by the net income of Lender or any franchise tax imposed on Lender), duties or other charges from any payment due under the Note to the maximum extent permitted by law, the sum due from Borrowers in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Lender receives and retains a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.

ARTICLE 6.
LOAN EXPENSE AND ADVANCES

6.1 Loan and Administration Expenses.

Borrowers unconditionally agree to pay all reasonable expenses of the Loan, including all amounts payable pursuant to Sections 6.2 and 6.3 and any and all other reasonable fees owing to Lender pursuant to the Loan Documents, and also including, without limiting the generality of the foregoing, all recording, filing and registration fees and charges, mortgage or documentary taxes, all insurance premiums, title insurance premiums and other charges of the Title Insurer, reasonable printing and photocopying expenses, survey fees and charges, cost of certified copies of instruments, cost of premiums on surety company bonds and the Title Policy, charges of the Title Insurer or other escrowee for administering disbursements, all reasonable fees and disbursements of Lender’s Environmental Consultant, all appraisal fees, insurance consultant’s fees, travel related expenses and all reasonable costs and expenses incurred by Lender in connection with the determination of whether or not Borrowers have performed their obligations hereunder or have satisfied any conditions precedent to the obligations of Lender hereunder and, if any Default or Event of Default occurs hereunder or under any of the Loan Documents or if the Loan or Note or any portion thereof is not paid in full when and as due, all reasonable costs and expenses of Lender (including, without limitation, court costs and counsel’s reasonable fees and disbursements and reasonable fees and costs of paralegals) incurred in attempting to enforce payment of the Loan and expenses of Lender incurred (including court costs and reasonable counsel’s fees and disbursements and fees and costs of paralegals) in attempting to realize, while a Default or Event of Default exists, on any security or incurred in connection with the sale or disposition (or preparation for sale or disposition) of any security for the Loan.  Borrowers agree to pay all brokerage, finder or similar fees or commissions payable in connection with the transactions contemplated hereby and shall indemnify and hold Lender harmless against all claims, liabilities, costs and expenses (including attorneys’ fees and expenses) incurred in relation to any claim by broker, finder or similar person.

6.2 Loan Origination Fee.

Borrowers shall pay to Lender on or before the Loan Closing Date a loan origination fee in the amount of $280,000.00.  Such fee is fully earned and non-refundable upon the Loan Closing.

6.3 Lender’s Attorney Fees and Disbursements.

Borrowers agree to pay Lender’s reasonable attorney fees and disbursements incurred in connection with this Loan, including (i) the preparation of this Agreement and the other Loan Documents and the preparation of the closing binders, (ii) the disbursement and administration of the Loan and (iii) enforcement of the terms of this Agreement and the other Loan Documents.

6.4 Payment of Fees and Expenses.

Borrowers shall pay all expenses and fees incurred by Lender in connection with the Loan on the Loan Closing Date (unless sooner required herein).  Lender may pay Loan expenses which are the obligation of Borrowers hereunder from the proceeds of the Loan.  Lender may require the payment of outstanding fees and expenses as a condition to disbursement of the Loan.

6.5 Expenses and Advances Secured by Loan Documents.

Any and all advances or payments made by Lender under this Article 6 from time to time, and any amounts expended by Lender pursuant to Section 12.2, shall, as and when advanced or incurred, constitute additional indebtedness evidenced by the Note and secured by the Mortgage and the other Loan Documents.

6.6 Right of Lender to Make Advances to Cure Defaults.

In the event that Borrowers fail to perform any of their covenants, agreements or obligations contained in this Agreement or any of the other Loan Documents (including the obligation to pay accrued interest upon the Loan when due) (after the expiration of applicable grace periods, except in the event of an emergency or other exigent circumstances), Lender may (but shall not be required to) perform any of such covenants, agreements and obligations, and any amounts expended by Lender in so doing and shall constitute additional indebtedness evidenced by the Note and secured by the Mortgages and any other collateral for the Loan and shall bear interest at a rate per annum equal to the Applicable Rate (or Default Rate following an Event of Default).

ARTICLE 7.
CONDITIONS TO CLOSING THE LOAN

7.1 Conditions to Closing.

Borrowers agree that Lender’s obligation to close and disburse the Loan in accordance with Section 7.2 is conditioned upon Borrowers’ delivery, performance and satisfaction of the following conditions precedent in form and substance satisfactory to Lender in its sole discretion:

(a) Loan Documents.  The Loan Documents shall have been duly executed and delivered to Lender and the Mortgages and the Assignments of Rents shall have been delivered to the Title Company with unconditional authorization to record the same and Lender shall have been unconditionally authorized to file all UCC-1 Financing Statements required hereunder.

(b) Appraisals.  Lender shall have received and approved an Appraisal of each Facility.

(c) Purchase Agreements.  Lender shall have received and approved the Purchase Agreements.

(d) Operating Leases.  Lender shall have received and approved the Operating Leases.

(e) Termination of Other Leases and Management Agreements.  Other than the Operating Leases, Residency Agreements and other Leases approved by Lender, all Leases and management agreements affecting any of the Facilities shall have been terminated.

(f) Registration Letters.  Emeritus shall have entered into Registration Letters with KeyCorp Capital with respect to each of the Facilities.

(g) Title Policies.  The Title Company shall have unconditionally committed to issue the Title Policies to Lender.

(h) Survey.  Lender shall have received and approved an ALTA/ACSM “Class A” Land Title Survey of each Property.

(i) Insurance Requirements.  Lender shall have received and approved certificates of insurance evidencing that insurance coverage is in effect with respect to the Properties and Borrowers, in accordance with the Insurance Requirements attached hereto as Exhibit A, for which the premiums have been fully prepaid with endorsements reasonably satisfactory to Lender.

(j) No Litigation.  No litigation or proceedings shall be pending or threatened in writing which could reasonably be expected to cause a Material Adverse Change with respect to Emeritus or any Borrower, Master Tenant or Facility.

(k) Required Permits.  Lender shall have received and approved copies of such of the Required Permits, including all Healthcare Licenses, for each of the Facilities as Lender may reasonably require.

(l) Residency Agreements and Census Reports.  Lender shall have received and approved all Leases (if any), the form of Tenant’s standard Residency Agreements for each Facility, and a current census report for each Facility, certified by the Master Tenant to be complete and correct in all material respects.

(m) Reimbursement Contracts.  Lender shall have received and approved copies of all Reimbursement Contracts with respect to each of the Facilities.

(n) Pro Forma Projection.  Lender shall have received a Pro Forma Projection for each Facility covering the succeeding five year period.

(o) Attorney Opinion Letters.  Lender shall have received customary legal opinions from legal counsel for Emeritus, Borrowers and the Master Tenants, covering due organization and authority and execution, delivery and enforceability of the Loan Documents.

(p) Lien Searches.  Lender shall have received current bankruptcy, federal tax lien and judgment searches and searches of all Uniform Commercial Code financing statements with respect to Emeritus, Borrowers and the Master Tenants, demonstrating the absence of adverse claims.

(q) Financial Statements.  Lender shall have received current annual financial statements of Emeritus, in form and substance acceptable to Lender, together with such other additional financial information regarding Emeritus, Borrowers, the Master Tenants and the Facilities as Lender may reasonably require.

(r) Flood Hazard.  Lender shall have received and approved evidence that none of the Properties are located in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area, or flood hazard insurance acceptable to Lender in its sole discretion is in full force and effect with respect to any Property which is located in a special flood hazard area.

(s) Zoning.  Borrowers shall have furnished to Lender a zoning letter or other evidence satisfactory to Lender regarding the zoning of each Property and compliance of the Properties with zoning and similar laws.

(t) Organizational Documents.  Lender shall have received and approved the Organizational Documents for Emeritus, each Borrower, each Master Tenant and such of members and managers of Borrowers and the Master Tenants as Lender may require, together with certified resolutions in form and content satisfactory to Lender, authorizing execution, delivery and performance of the Loan Documents, and such other documentation as Lender may reasonably require to evidence the authority of the persons executing the Loan Documents.

(u) No Default.  There shall be no Default or Event of Default by any Borrower hereunder.

(v) Environmental Reports.  Lender shall have received and approved the Environmental Reports which shall, at a minimum, (A) demonstrate the absence of any existing or potential Hazardous Material contamination or violations of environmental Laws at each of the Properties, except as acceptable to Lender in its sole and absolute discretion,
(B) include the results of all sampling or monitoring to confirm the extent of existing or potential Hazardous Material contamination at each of the Properties, including the results of leak detection tests for each underground storage tank located at each of the Properties, if any, (C) describe response actions appropriate to remedy any existing or potential Hazardous Material contamination, and report the estimated cost of any such appropriate response, (D) confirm that any prior removal of Hazardous Material or underground storage tanks from each of the Properties was completed in accordance with applicable Laws, and (E) confirm whether or not any of the Properties are located in a wetlands district.  Notwithstanding the foregoing, since the Environmental Report for the Jacksonville Facility disclosed the presence of an above-ground fuel storage tank with possible leakage, Emerimand shall have until January 1, 2011, to provide Lender with an Environmental Report reasonably acceptable to Lender setting out the results of testing for contamination from such tank and if there is contamination which in Lender’s reasonable judgment requires remediation, Emerimand shall have made arrangements reasonably satisfactory to Lender for such remediation in accordance with a schedule reasonably satisfactory to Lender.  Failure by Emerimand to comply with its obligations under this subsection shall, at the option of Lender, be an Event of Default hereunder.

(w) Property Condition Reports.  Lender shall have received and approved property condition reports with respect to each Facility, which shall, at a minimum, (A) demonstrate the absence of any structural or otherwise potentially hazardous defects in each of the Facilities, and (B) describe the condition of each Facility and identify defects and all reasonably necessary or prudent repairs and/or replacements.

(x) Additional Documents.  Borrowers shall have furnished to Lender such other materials, documents, papers or requirements regarding the Properties, Borrowers and the Master Tenants as Lender shall reasonably request.

(y) No Material Adverse Change.  There shall have been no Material Adverse Change with respect to Emeritus or any Borrower, Master Tenant or Facility.

7.2 Disbursement at Loan Closing.

Subject to satisfaction of the conditions to closing set out in Section 7.1, on November 30, 2010, Lender will disburse the Allocated Loan Amount for the Jacksonville Facility to Emerimand and on December 1, 2010, the balance of the proceeds of the Loan will be disbursed to Emericlear and Emerichenal.

ARTICLE 8.
COVENANTS

Borrowers further covenant and agree as follows:

8.1 Mechanics’ Liens and Contest Thereof.

Borrowers will not suffer or permit any mechanics’ lien claims to be filed or otherwise asserted against any of the Properties, other than those which Borrowers are contesting in good faith and by appropriate proceedings which stay the enforcement thereof, and will promptly discharge or bond over the same in case of the filing of any claims for lien or proceedings for the enforcement thereof.

8.2 Renewal of Insurance.

Borrowers shall cause insurance policies to be maintained in compliance with this Agreement at all times.  Borrowers shall timely or cause to be paid all premiums on all insurance policies required hereunder, and as and when any policies of insurance may expire, furnish to Lender, certificates evidencing insurance coverage in effect as required hereunder with premiums prepaid, and will furnish to Lender certificates evidencing such additional and renewal insurance policies with companies, coverage and in amounts satisfactory to Lender in accordance with Section 7.1(i) of this Agreement.

8.3 Payment of Taxes.

Borrowers shall pay or cause to be paid all real estate taxes and assessments and charges of every kind upon the Properties before the same become delinquent, provided, however, that Borrowers shall have the right to pay any such tax or assessment under protest or to otherwise contest any such tax or assessment, but only if (i) such contest has the effect of preventing the collection of such taxes so contested and also of preventing the sale or forfeiture of any Property or any part thereof or any interest therein, (ii) Borrowers have notified Lender of their intent to contest such taxes, and (iii) Borrowers have deposited security in form and amount satisfactory to Lender, in its sole discretion, and have increased the amount of such security so deposited promptly after Lender’s request therefor.  If Borrowers fail to commence such contest or, having commenced to contest the same, and having deposited such security required by Lender for its full amount, shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay such tax, assessment or charge, Lender may, at its election (but shall not be required to), pay and discharge any such tax, assessment or charge, and any interest or penalty thereon, and any amounts so expended by Lender shall be due on demand, shall bear interest from the date of demand at the Default Rate and shall be included in the Obligations.  Borrowers shall furnish to Lender evidence that taxes and assessments are paid at least five (5) days prior to the last date for payment of such taxes and before imposition of any penalty or accrual of interest.

8.4 Tax and Insurance Escrow Accounts.

Each Borrower shall, following the written request of Lender after the occurrence of any Event of Default, establish and maintain at all times while the Mortgage on a Property continues in effect an impound account (the “Impound Account”) with Lender for payment of taxes and insurance premiums on such Property and as security for the Loan.  Each Borrower shall deposit in the Impound Account for such Borrower’s Property, an amount determined by Lender to be sufficient (when added to the monthly deposits described herein) to pay the next due installment of real estate taxes and assessments on such Property at least one (1) month prior to the due date or the delinquency date thereof (as Lender shall determine) and the next due annual insurance premiums with respect to such Property at least one (1) month prior to the due date thereof.  Borrowers shall pay to Lender, concurrently with the monthly payments due under the Note, deposits in an amount equal to one-twelfth (1/12) of the amount of the annual taxes that will next become due and payable on each Property (the “Monthly Tax Impound”), plus one-twelfth (1/12) of the amount of the annual insurance premiums that will next become due and payable on insurance policies which Borrowers are required to maintain hereunder (the “Monthly Insurance Impound”), each as estimated and determined by Lender.  The Monthly Tax Impound or Monthly Insurance Impound, and the payments of interest or principal or both, payable pursuant to the Note, shall be added together and shall be paid as an aggregate sum by Borrowers to Lender.  If Lender at any time determines that the Monthly Tax Impound or Monthly Insurance Impound for any Property is insufficient, Lender may in its discretion adjust the required monthly payments of such amounts, and Borrowers shall be obligated to pay the increased amounts for the Monthly Tax Impound or Monthly Insurance Impound commencing with the next monthly payment date under the Note.  So long as no Default or Event of Default has occurred and is continuing, all sums in the Impound Account shall be held by Lender in the Impound Account and used to pay Taxes and Insurance Premiums before the same become delinquent.  Borrowers shall be responsible for ensuring the receipt by Lender, at least thirty (30) days prior to the respective due date or the delinquency date for payment thereof (as Lender shall determine), of all bills, invoices and statements for all taxes and insurance premiums to be paid from the Impound Account, and so long as no Event of Default has occurred and is continuing, Lender shall pay the governmental authority or other party entitled thereto directly to the extent funds are available for such purpose in the Impound Account.  In making any payment from the Impound Account, Lender shall be entitled to rely on any bill, statement or estimate procured from the appropriate public office or insurance company or agent without any inquiry into the accuracy of such bill, statement or estimate and without any inquiry into the accuracy, validity, enforceability or contestability of any tax, assessment, valuation, sale, forfeiture, tax lien or title or claim thereof.  Lender shall pay no interest on funds contained in the Impound Account to Borrowers and any interest or other earnings on funds deposited in the Impound Account shall be solely for the account of Lender.  If the total funds in the Impound Account shall exceed the amount of payments actually applied by Lender for the purposes of the Impound Account, such excess may be credited by Lender on subsequent payments to be made hereunder or, at the option of Lender, refunded to Borrowers. In allocating such excess, Lender may deal with the person shown on the records of Lender to be the owner of the applicable Property.  If, however, the Impound Account shall not contain sufficient funds to pay the sums required when the same shall become due and payable, Borrowers shall, within ten (10) days after receipt of written notice thereof, deposit with Lender the full amount of any such deficiency.  The Impound Account shall not constitute a trust fund and may be commingled with other monies held by Lender.

8.5 Personal Property.

All of the personal property, fixtures, attachments and equipment delivered upon, attached to or used in connection with the operation of each Property shall always be located at such Property or at the corporate or regional offices of Borrowers and shall be kept free and clear of all liens, encumbrances and security interests.  Notwithstanding the foregoing, Borrowers may in the ordinary course of business, enter into personal property leases of equipment for use in connection with the Facilities provided that the annual lease payments on all equipment leases then in effect do not exceed $15,000.00 per Facility.

8.6 Operating Leases.

Borrowers shall maintain the Operating Leases in full force and effect.  No Borrower shall enter into any material amendment or modification of any of the provisions of any Operating Lease without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed and which consent may not be withheld if such amendment or modification is required to ensure the ongoing compliance of the Property with applicable law.  No Borrower shall accept any waiver or release of any Master Tenant’s material obligations under any Operating Lease, or suffer or permit any termination of any Operating Lease other than as a result of the occurrence of an Event of Default thereunder, without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed and which consent may not be withheld if such waiver or release is required to ensure the ongoing compliance of the Property with applicable law.  Borrowers shall promptly deliver written notice to Lender of any default by any Master Tenant under any Operating Lease which has not been cured within any applicable cure period thereunder.  Each Borrower further agrees not to invoke any of its remedies under any Operating Lease without Lender’s prior written consent which will not be unreasonably withheld.

8.7 Leasing Restrictions.

Without the prior written consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed), Borrowers shall not and shall not permit any Master Tenant to (i) enter into any non-residential Lease other than arms-length Leases of non-residential space in the Facilities entered into in the ordinary course of business, (ii) accept any rental payment under any Lease more than one month in advance of its due date (except in circumstances where a Resident of the Facilities intends to be away from the Facilities for a period in excess of one month), or (iii) enter into any Lease or occupancy agreement other than arms-length transactions in the ordinary course of operation of the Facilities.  Borrowers will not and will not permit any Master Tenant to enter into any Residency Agreement or other residential occupancy agreement for a term of more than one year without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed, and all Residency Agreements and other agreements for occupancy of any Unit shall be on a form approved by Lender without material modification.

8.8 Condition of Properties.

Borrowers will keep or cause to be kept all buildings, improvements and equipment located on or used in connection with each Property in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needed and proper repairs, renewals, replacements, additions, and improvements thereto to keep the same in good operating condition, reasonable wear and tear excepted.

8.9 Inventory and Equipment.

Each Borrower will maintain or cause to be maintained sufficient inventory and equipment of types and quantities at its Facility to adequately operate such Facility.

8.10 Lender’s Attorneys’ Fees for Enforcement of Agreement.

In case of any Default or Event of Default hereunder, Borrowers (in addition to Lender’s attorneys’ fees, if any, to be paid pursuant to Section 6.3) will pay Lender’s and Lender’s attorneys’ and paralegal fees (including, without limitation, any attorney and paralegal fees and costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom and any post-judgment enforcement action including, without limitation, supplementary proceedings) in connection with the enforcement of this Agreement; without limiting the generality of the foregoing, if at any time or times hereafter Lender or Lender employs counsel (whether or not any suit has been or shall be filed and whether or not other legal proceedings have been or shall be instituted) for advice or other representation with respect to any Property, this Agreement, or any of the other Loan Documents, or to protect, collect, lease, sell, take possession of, or liquidate any of any Property, or to attempt to enforce any security interest or lien in any portion of any Property, or to enforce any rights of Lender and Lender or Borrowers’ obligations hereunder, then in any of such events all of the reasonable attorneys’ fees arising from such services, and any reasonable expenses, costs and charges relating thereto (including reasonable fees and costs of paralegals), shall constitute an additional liability owing by Borrowers to Lender and Lender, payable on demand.

8.11 Appraisals.

Lender shall have the right to obtain new or updated Appraisals of the Facilities from time to time.  Borrowers shall cooperate with Lender in this regard.  If the Appraisal is obtained to comply with this Agreement or any applicable law or regulatory requirement, or bank policy promulgated to comply therewith, or if an Event of Default exists, Borrower shall pay for any such Appraisal upon Lender’s request.

8.12 Occupancy Covenants.

Until the Obligations are indefeasibly fully paid and satisfied, the minimum Net Operating Income and Occupancy for each Facility shall be as follows.  These covenants (“Occupancy Covenants”) shall be tested for each calendar quarter at the end of each calendar quarter commencing with the calendar quarter ending December 31, 2010.

(a) Chenal Facility.
Quarter ending	Net Operating Income	Average Occupancy During Calendar Quarter
December 31, 2010	$150,000	n/a
March 31, 2011	$155,000	n/a
June 30, 2011	$160,000	n/a
September 30, 2011	$165,000	80%

December 31, 2011	$170,000	82%
March 31, 2012	$175,000	85%
June 30, 2012	$180,000	85%
September 30, 2012	$180,000	85%

(b) Clearwater Facility.
Quarter ending	Net Operating Income	Average Occupancy During Calendar Quarter
December 31, 2010	$150,000	n/a
March 31, 2011	$155,000	n/a
June 30, 2011	$160,000	n/a
September 30, 2011	$165,000	80%
December 31, 2011	$170,000	82%
March 31, 2012	$175,000	85%
June 30, 2012	$180,000	85%
September 30, 2012	$180,000	85%

(c) Mandarin Facility.
Quarter ending	Net Operating Income	Average Occupancy During Calendar Quarter
December 31, 2010	$350,000	n/a
March 31, 2011	$355,000	n/a
June 30, 2011	$365,000	n/a
September 30, 2011	$370,000	85%
December 31, 2011	$380,000	85%
March 31, 2012	$385,000	85%
June 30, 2012	$390,000	85%
September 30, 2012	$400,000	85%

8.13 Financial Information.

Borrowers shall deliver or cause to be delivered to Lender the following, all of which shall be in form satisfactory to Lender:

(a) Internally prepared quarterly and year-to-date financial statements for each Facility, including occupancy statistics and payor mix, within 45 days after the end of each fiscal quarter (other than the fourth quarter);

(b) Quarterly internally prepared financial statements for Emeritus within 60 days after the end of each fiscal quarter, certified as correct and complete by the chief financial officer of Emeritus.

(c) Annual consolidated and consolidating financial statements for Emeritus within 120 days after the end of each fiscal year, which financial statements shall be audited by a CPA acceptable to Lender.

(d) Within 45 days after the end of each calendar quarter, Quarterly Compliance Certificates in the form of Exhibit B attached with respect to the Emeritus Covenants and the Borrower Covenants.

(e) Copies of all state or federal regulatory, survey or reimbursement reports or documentation regarding each of the Facilities, within ten (10) days after request by Lender.

All such financial statements shall be presented in a format reasonably approved by Lender.  Borrowers shall provide such additional financial information as Lender reasonably requires.  Upon reasonable prior notice from Lender, Borrowers shall during regular business hours permit Lender or any of its agents or representatives to have access to and examine all of its books and records regarding the Properties, but such access rights shall be exercised in a manner not unreasonably disruptive to operation of the Facilities and shall be subject to all applicable Laws governing the confidentiality of Residents and employee records.

8.14 Lost Note.

Upon Lender’s furnishing to Borrowers an affidavit to such effect, Borrowers shall, if the Note is mutilated, destroyed, lost or stolen, deliver to Lender, in substitution therefor, a new note containing the same terms and conditions as the Note.

8.15 Indemnification.

Borrowers shall indemnify Lender, each Person owning an interest in the Loan and their respective officers, directors, employees and consultants (each, an “Indemnified Party”) and defend and hold each Indemnified Party harmless from and against all claims, injury, damage, loss and liability, cost and expense (including attorneys’ fees, costsand expenses) of any and every kind to any persons or property by reason of (i) the operation or maintenance of any Property; (ii) any breach of any representation or warranty made by any Borrower, Master Tenant or Guarantor or any Default or Event of Default; or (iii) any other matter arising in connection with the Loan, Borrowers or any Property.  No Indemnified Party shall be entitled to be indemnified against its own gross negligence or willful misconduct.

8.16 No Additional Debt.

Except for the Loan, no Borrower shall incur any indebtedness (whether personal or nonrecourse, secured or unsecured) other than customary trade payables paid within sixty (60) days after they are incurred.

8.17 Compliance With Laws.

Borrowers shall comply in all material respects with all applicable requirements (including applicable Laws) of any Governmental Authority having jurisdiction over Borrowers or any Property.

8.18 Organizational Documents.

Without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed, no Borrower shall permit or suffer (i) a material amendment or modification of its Organizational Documents, (ii) the admission of any new member, or (iii) any dissolution or termination of its existence.

8.19 Management Contracts.

Borrower shall not and shall not suffer or permit any Master Tenant to enter into, modify, amend, terminate or cancel any management contracts for the Facilities or agreements with agents or brokers, without the prior written approval of Lender, such approval not to be unreasonably withheld, conditioned or delayed.

8.20 Furnishing Notices.

Borrowers shall provide Lender with copies of all material notices pertaining to the Facilities received by any Borrower, Master Tenant or Emeritus from any Governmental Authority or insurance company within seven (7) days after such notice is received.

8.21 Authorized Representative.

Borrowers appoint Eric Mendelsohn as their authorized representative (“Authorized Representative”) for purposes of dealing with Lender on behalf of Borrowers in respect of any and all matters in connection with this Agreement, the other Loan Documents, and the Loan.  The Authorized Representative shall have the power, in his discretion, to give and receive all notices, monies, approvals, and other documents and instruments, and to take any other action on behalf of Borrowers.  All actions by the Authorized Representative shall be final and binding on Borrowers.  Lender may rely on the authority given to the Authorized Representative until actual receipt by Lender of a duly authorized resolution substituting a different person as the Authorized Representative.  No more than one person shall serve as Authorized Representative at any given time.

8.22 Single Purpose Entity Provisions.

(a) The sole purpose for which each Borrower is organized is to acquire, own, hold, maintain and operate its Facility, together with such other activities as may be necessary or advisable in connection with such limited purpose.  No Borrower shall engage in any business unrelated to the foregoing purpose and shall not acquire any real property or own assets other than those in furtherance of the limited purposes of such Borrower.

(b) No Borrower shall have the authority to perform any act in violation of any (i) applicable laws or regulations or (ii) the Loan Documents.

(c) No Borrower shall during the term of the Loan and/or prior to the full and indefeasible repayment of the Loan:

(i) except for Intra-Borrower Loans or otherwise as permitted by Lender in writing, make any loans to any member of Borrower or any Affiliate of any member;

(ii) dissolve, wind up or liquidate Borrower;

(iii) merge, consolidate or acquire all or substantially all of the assets of any other entity; or

(iv) change the nature of the business of Borrower.

(d) No Borrower shall, and no person or entity on behalf of Borrower shall: (a) institute proceedings to be adjudicated bankrupt or insolvent; (b) consent to the institution of bankruptcy or insolvency proceedings against Borrower; (c) file a petition seeking, or consenting to, reorganization or relief under any applicable federal or state law relating to bankruptcy; (d) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Borrower or a substantial part of its property; (e) make any assignment for the benefit of creditors; (f) admit in writing Borrower’s inability to pay its debts generally as they become due or declare or effect a moratorium on its debts; or (g) take any action in furtherance of any such action.

(e) Borrowers shall at times observe the applicable legal requirements for the recognition of each Borrower as a legal entity separate from any of its Affiliates, including, without limitation, as follows:

(i) Each Borrower shall hold itself out to the public (including any of its Affiliates’ creditors) under such Borrower’s own name and as a separate and distinct entity and not as a department, division or otherwise of any Affiliate.

(ii) Each Borrower shall observe all customary formalities regarding the existence of Borrower.

(iii) Each Borrower shall hold title to its assets in its own name and act solely in its own name and through its own duly authorized members and agents.  No Affiliate shall be appointed or act as agent of Borrower, other than the Master Tenant or a Lender approved property manager with respect to the Facilities.

(iv) Investments shall be made in the name of each Borrower directly by such Borrower or on its behalf by brokers engaged and paid by such Borrower or its agents.

(v) Each Borrower is and will be solvent.

(vi) Each Borrower shall maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or other person or entity.

(vii) Each Borrower shall pay or cause to be paid its own liabilities and expenses of any kind, including but not limited to salaries of its employees, if any, only out of its own separate funds and assets or through Intra-Party Loans.

(viii) Each Borrower shall at all times be adequately capitalized to engage in the transactions contemplated at its formation; provided, however, that this provision shall not require any direct or indirect member of Borrowers to make additional capital contributions to any Borrower.

(ix) No Borrower shall do any act which would make it impossible to carry on the ordinary business of Borrower.

(x) None of any Borrower’s funds shall be invested in securities issued by, nor shall any Borrower acquire the indebtedness or obligation of, any Affiliate.

(xi) Each Borrower shall correct any misunderstanding that is known by Borrower regarding its name or separate identity.

(f) Any indemnification obligation of Borrower in favor of its members or any other Affiliate shall (i) be fully subordinated to the Loan and (ii) not constitute a claim against Borrower or its assets until such time as the Loan has been indefeasibly paid in accordance with its terms and otherwise has been fully discharged.

8.23 Right of First Refusal.

Borrowers grant Lender a right of first refusal (“Lender’s ROFR”) with respect to any refinancing of the Loan or any of the Facilities which secure the Loan.  Lender (which, as used in this paragraph includes any Affiliate of Lender) shall have the right, but not the obligation, to match the terms of any such financing offered to any Borrower(s) by any reputable institutional real estate lender.  If within 30 days after Lender receives a copy of any such firm financing offer to any Borrower(s) from a reputable institutional real estate lender, Lender offers such Borrower financing on terms which, in the reasonable judgment of Borrowers and Lender, are comparable in all material respects to the terms of any such offered financing, such Borrower(s) may decline to accept the financing offered by Lender only if Borrowers pay Lender a termination fee (the “Termination Fee”) in an amount equal to $95,200 for the Chenal Facility, $64,440 for the Clearwater Facility and $120,400 for the Mandarin Facility.  The Termination Fee shall be due and payable when the Loan is due in full or is paid in full, or when Lender releases such Facility(ies) from the lien of the Security Instruments, whichever is earlier, and such fee shall be included in the Obligations and shall be secured by the Mortgages.  If Lender does not, in writing, irrevocably offer such Borrower(s) financing on terms which, in the reasonable judgment of Borrowers and Lender, are comparable in all material respects to the terms of any such offered financing, Borrowers shall not be obligated to pay any Termination Fee or any other fees to Lender in connection with the refinancing of the Loan.  Lender’s ROFR is personal to Lender and shall not be subject to any assignment by Lender without Borrowers’ prior written consent.

ARTICLE 9.
CASUALTIES AND CONDEMNATION

9.1 Lender’s Election to Apply Proceeds on Indebtedness.

(a) Subject to the provisions of Section 9.1(b) below, Lender may elect to collect, retain and apply upon the indebtedness of Borrowers under this Agreement or any of the other Loan Documents all proceeds of insurance or condemnation (individually and collectively referred to as “Proceeds”) after deduction of all expenses of collection and settlement, including attorneys’ and adjusters’ fees and charges.  Any proceeds remaining after repayment of the indebtedness under the Loan Documents shall be paid by Lender to Borrower.

(b) Notwithstanding anything in Section 9.1(a) to the contrary, in the event of any casualty to a Facility or any condemnation of part of a Facility, Lender agrees to make the Proceeds available to pay costs of restoration of the Facility if (i) there is then no Default or Event of Default, (ii) all Proceeds are deposited with Lender, (iii) in Lender’s reasonable judgment, the amount of Proceeds available for restoration of the Facilities (together with any sums or other security acceptable to Lender deposited with Lender by Borrower for such purpose) is sufficient to pay the full and complete costs of such restoration, (iv) if the cost of restoration exceeds ten percent (10%) of the Loan
Amount allocable to such Facility (as such allocation is determined by Lender in its sole discretion), then Lender shall have determined in its sole discretion that after completion of restoration the Loan Amount allocable to such Facility will not exceed 75% of the “stabilized” fair market value of the Facility, (vi) in Lender’s reasonable determination, the Facility can be restored to an architecturally and economically viable project in compliance with applicable Laws, (vii) Emeritus reaffirms its Guaranty in writing, and (viii) in Lender’s reasonable determination, such restoration is likely to be completed not later than three (3) months prior to the Maturity Date.

9.2 Borrowers’ Obligation to Rebuild and Use of Proceeds Therefor.

In case Lender does not elect to apply or does not have the right to apply the Proceeds to the indebtedness of Borrowers under this Agreement or any of the other Loan Documents, as provided in Section 9.1 above, the applicable Borrower shall:

(a) Proceed with diligence to make settlement with insurers or the appropriate governmental authorities and cause the Proceeds to be deposited with Lender;

(b) In the event of any delay in making settlement with insurers or the appropriate governmental authorities or effecting collection of the Proceeds, deposit with Lender the full amount required to complete construction as aforesaid; and

(c) Promptly proceed with construction of the Facility, including the repair of all damage resulting from such fire, condemnation or other cause and restoration to its former condition.

Lender may condition the disbursement of Proceeds and other funds deposited with Lender for the cost of restoration on Lender’s reasonable approval of the plans and specifications for the restoration, contractor’s cost estimates, architect’s certificates, waivers of liens, sworn statements of mechanics and materialmen, and such other evidence of costs, percentage completion of construction, application of payments and satisfaction of liens as Lender may reasonably require.

ARTICLE 10.
ASSIGNMENTS BY LENDER AND BORROWER

10.1 Loan Assignment/Participation/Tranching; Secondary Market.

With the consent of Borrowers, which will not be unreasonably withheld, conditioned or delayed, Lender may from time to time (a) assign or sell the Note and other Loan Documents to one or more investors, (b) grant participations in the Loan to one or more investors, (c) deposit the Loan Documents with a trust, which trust may sell certificates or other securities to investors evidencing a beneficial interest in the trust assets (a “Securitization”), (d) require that the Note be tranched into two or more replacement notes, which notes may contain different interest rates (provided, however, that the blended average interest rate on all the replacement notes shall not exceed the interest rate payable on the Note), or (e) otherwise sell the Loan or interest therein to investors (the transactions referred to in clauses (a) through (e) are hereinafter referred to as “Secondary Market Transactions”), accompanied by an assignment and/or delegation of any or all related rights or obligations of Lender under the Loan Documents.  Each Borrower shall cooperate in good faith with Lender in effecting any such Secondary Market Transaction and implement all requirements imposed by the rating agency (“Rating Agency”) involved in any Secondary Market Transaction including, without limitation, all structural or other changes to the Loan, modifications to any documents evidencing or securing the Loan, delivery of opinions of counsel acceptable to the Rating Agency and addressing such matters as the Rating Agency or Investors (as hereinafter defined) may request; provided, however, that Borrowers shall not be required to modify any documents evidencing or securing the Loan which would modify (i) the interest rate payable under the Note, (ii) the stated maturity of the Note, (iii) the amortization of principal of the Note or (iv) any other material economic tern of the Loan.  Borrowers shall provide such information and documents relating to Borrowers, the Properties or other matter relating to the Loan as Lender may reasonably request in connection with a Secondary Market Transaction.  Lender shall have the right to provide to prospective investors (“Investors”) any information in its possession, including, without limitation, financial statements relating to Borrowers and the Properties.  Borrowers acknowledge that certain information regarding the Loan, the parties thereto and the Properties may be included in a private placement memorandum, prospectus or other disclosure documents.

10.2 Prohibition of Assignments and Transfers by Borrowers.

Borrowers shall not assign or attempt to assign its rights under this Agreement and any purported assignment shall be void.  Without the prior written consent of Lender, in Lender’s sole discretion, Borrowers shall not suffer or permit any Transfer other than a Permitted Transfer.

10.3 Prohibition of Transfers in Violation of ERISA.

In addition to the prohibitions set forth in Section 10.2 above, no Borrower shall assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of its interest or rights in this Agreement or in any of the Facilities, or attempt to do any of the foregoing or suffer any of the foregoing, nor shall any party owning a direct or indirect interest in any Borrower assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of any of its rights or interest (direct or indirect) in any Borrower, attempt to do any of the foregoing or suffer any of the foregoing, if such action would cause the Loan, or the exercise of any of Lender’s rights in connection therewith, to constitute a prohibited transaction under ERISA or the Internal Revenue Code or otherwise result in Lender being deemed in violation of any applicable provision of ERISA.  Borrowers agree to indemnify and hold Lender free and harmless from and against all losses, reasonable out-of-pocket costs (including reasonable attorneys’ fees and expenses), taxes, damages and reasonable expenses Lender may suffer by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA necessary or desirable in Lender’s sole judgment or by reason of a breach of the foregoing prohibitions.  The foregoing indemnification shall be a recourse obligation of Borrowers and shall survive repayment of the Note, notwithstanding any limitations on recourse contained herein or in any of the Loan Documents.

10.4 Successors and Assigns.

Subject to the foregoing restrictions on transfer and assignment contained in this Article 10, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

ARTICLE 11.
LOAN STRUCTURE AND CONTRIBUTION PROVISIONS

11.1 Allocation of Loan.

Although Borrowers are jointly and severally liable for the Loan and nothing in this Agreement is intended or shall be construed to limit or impair their joint and several liability, Borrowers and Lender agree that for purposes of this Article 11 and Section 7.2, the principal amount of the Loan is allocated among the Facilities and Borrowers as follows (herein, the “Allocated Loan Amounts”):  The Clearwater Facility:  $$6,440,000.00; the Jacksonville Facility:  $12,040,000.00; and the Chenal Facility:  $9,520,000.00.  Such allocation is based on the relative fair market values of the Facilities as determined by Lender in its sole discretion, based on Appraisals of the Facilities, which have been approved by Lender in its sole discretion.

11.2 Loan Structure.

Borrowers acknowledge and agree that they are jointly and severally liable for the Loan and for the payment and performance of all Borrowers’ obligations under the Loan Documents and that the full amount of the Loan is secured by each of the Mortgages.  Any nonpayment of principal or interest on the Loan, including non-payment resulting from a Borrower’s failure to pay its Allocated Loan Amount or interest accrued thereon, may result in the entire Loan being declared in default, and all unpaid principal under the Note accelerated.  In that event, all proceeds of the foreclosure sale of any one Borrower’s Property may be applied to satisfy the Note.  Further, each Borrower acknowledges and understands that such foreclosure sale proceeds may be applied to satisfy the Note even if the value of such Borrower’s Property is greater than such Borrower’s Allocated Loan Amount.

11.3 Certain Consequences of Loan Structure.

Each Borrower has been informed and understands that one of the consequences of each Mortgage securing the entire Loan is that each Borrower’s Property is being encumbered as collateral for the entire Loan and that prepayment of a Borrower’s Allocated Loan Amount will not result in the release of the Mortgage encumbering that Borrower’s Property unless the conditions of Section 3.7 of this Agreement are satisfied.  Each Borrower further understands and has been informed that if an Event of Default occurs under the Loan Documents, all Borrowers must act together for purposes of curing such Event of Default, and that the failure to do so could result in the foreclosure and sale, and ultimate loss of each Borrower’s respective Property.

11.4 Contribution Provisions.

(a) Each Borrower acknowledges and agrees that because the Obligations are joint and several, each Borrower has a direct and material interest in preventing the occurrence of an Event of Default under this Agreement and the other Loan Documents.  Accordingly, from and after the date hereof, each Borrower is willing to commit to make or receive loans (each an “Intra-Borrower Loan”, and collectively, the “Intra-Borrower Loans”) in order to provide for the payment of all amounts due under the Loan Documents and, in so doing, to avoid an Event of Default thereunder.  Each Borrower acknowledges and agrees that Lender is an intended third party beneficiary of Borrowers’
obligations hereunder.  A Borrower that makes payment in excess of its Allocated Loan Amount, or in the case of interest payments, in excess of the interest accrued on its Allocated Loan Amount, or whose Property is applied to any payment of the Loan in excess of such Borrower’s Allocated Loan Amount is referred to in this Agreement as the “Creditor” and any Borrower that does not timely pay its Allocated Loan Amount and interest thereon is referred to in this Article 11 as the “Debtor.”  A Creditor shall be deemed to have made an Intra-Borrower Loan to the Debtor in the amount by which the payments by the Creditor or application of its property exceeds the Creditor’s
Allocated Loan Amount, or in the case of interest payments, in excess of the interest accrued on its Allocated Loan Amount (the “Intra-Borrower Loan Amount”).  Such Intra-Borrower Loan shall not be secured, and will bear interest at the rate of interest in effect from time to time under the Loan.  Accrued but unpaid interest shall not be compounded.  Each Intra-Borrower Loan is a recourse obligation only of the Debtor who owes such Intra-Borrower Loan.  Intra-Borrower Loans may be prepaid at any time without penalty or premium.

(b) A Debtor shall not make any payment with respect to an Intra-Borrower Loan so long as there is an uncured Default or Event of Default under this Agreement.  Each such payment of principal or interest on Intra-Borrower Loans shall be subordinate and subject to the prior payment of all amounts then currently payable under the Loan
Documents.  To the extent such sources of payment are insufficient to pay interest and principal on any Intra-Borrower Loan, the Creditor owed such Intra-Borrower Loan shall not have any claim against the Debtor which owes such Intra-Borrower Loan for such amounts or any lien on or security interest in any of the assets of such Debtor and no further or additional recourse shall be available against the Debtor.  All payments pursuant to Intra-Borrower Loans shall be made on a net basis.  All payments received on account of any Intra-Borrower Loan under this Agreement shall be credited first to interest, then to principal.  Accrued but unpaid interest shall not be compounded.

(c) Intra-Borrower Loans are deemed made solely by the execution of this Agreement and shall not be evidenced by any separate instrument.  Each Borrower hereby waives presentment, notice of dishonor, protest and notice of non-payment or non-performance with respect to each Intra-Borrower Loan for which it is liable as Debtor under this
Agreement.

11.5 Representations Regarding Loan Structure and Terms.

Each Borrower represents and warrants to Lender as follows:

(a) The Loan has been structured as one loan to Borrowers in the aggregate rather than as a number of smaller loans to each Borrower at the request of Borrowers.

(b) Borrowers have reason to believe that the interest rates and repayment terms of the Loan are more favorable than those that each individual Borrower could have obtained on its own without such “pooling” of the Properties as security for the Loan, and without the cross-collateralization, cross-default, and joint and several liability features of the Loan Documents.

(c) The structure of the Loan has been devised in order to accommodate Borrowers’ existing operational structure in order to best serve Borrowers’ collective interests, and to enable Lender to assign a collective value to the Properties in an amount greater than it otherwise would have if each Property had been separately financed.

11.6 Representations Regarding Borrowers’ Solvency.

Each Borrower represents and warrants to Lender as follows:

(a) The application of the Loan proceeds constitutes reasonably equivalent value in exchange for all of the transfers for security made and obligations incurred by each Borrower under the Loan Documents.

(b) No Mortgage is being executed by any Borrower for or on account of any antecedent debt owed by any Borrower to Lender.

(c) No Borrower is insolvent as of the date hereof, nor shall any Borrower be insolvent on the date of the Loan Closing.

(d) The execution, delivery and recording of the Mortgages are intended by Borrowers and Lender to be a contemporaneous exchange for new value given to the Borrowers and shall in fact be a substantially contemporaneous exchange.

(e) The transfers for security made and obligations incurred by Borrowers under the Loan Documents are not made with actual intent to hinder, delay, or defraud any entity to which any Borrower was, is, or subsequently becomes indebted.

(f) No Borrower is or shall be insolvent on the date that any transfer is to be made or obligation to be incurred under the terms of the Loan Documents, nor shall any Borrower become insolvent as a result of such transfer or obligation.

(g) No Borrower is engaged in business or a transaction, or is about to engage in business or a transaction, for which any property remaining with such Borrower is an unreasonably small amount of capital in relation to such business or transaction.

(h) No Borrower intends to incur, or believes that it will incur, debts that would be beyond such Borrower’s ability to pay as such debts mature.

11.7 Indemnified Claims.

(a) Borrowers shall indemnify, defend, protect and hold Lender harmless from and against any and all liability, loss, claims, damage, fee, cost or expense, including reasonable attorney fees, Lender may incur to the extent arising out of or based upon (i) any challenge to the obligations of any Borrower under the Loan Documents, or to the creation, perfection or enforceability of liens or security interests granted by any of the Mortgages, which challenges are made under Sections 544, 547 or 548 of the United States Bankruptcy Code (or any successor or similar statute) or under applicable state fraudulent conveyance or fraudulent transfer statute, or (ii) any other loss suffered or incurred by Lender in the event any warranty or representation by any Borrower in this Article 11 is false or misleading, or contains statements of facts, which if not accurate, would make such warranty or representation false or misleading.  All such liability, loss, claims, damage, fee, cost or expense, including reasonable attorney fees, are collectively referred to in this Article 11 as an “Indemnified Claim.”

(b)  Whenever a Borrower has an obligation to defend an Indemnified Claim, Lender shall have the right, acting reasonably, to approve any counsel retained by Borrowers in connection with the prosecution or defense of any Indemnified Claim and all reasonable costs and expenses incurred by Lender in connection with Indemnified Claim
(including reasonable attorney fees) shall be reimbursed by Borrowers to Lender.  Promptly after any Borrower’s receipt of notice of the existence of any such proceeding, but in no event later than five (5) days thereafter, such Borrower shall give notice to Lender of the initiation of all proceedings prosecuted or required to be defended by such
Borrower, or which are subject to Borrowers’ obligations under this Section 11.7.

(c) Borrowers shall reimburse Lender for any and all legal and other expenses and costs incurred by Lender in connection with investigating or defending an Indemnified Claim as such expenses are incurred, the amount thereof shall be payable by Borrowers upon demand, and shall accrue interest at the Default Rate from the date of demand.  The obligation of Borrowers to make such payments is absolute and unconditional, and shall not at any time be subject to offset, discount, or reduction of any kind whatsoever.

(d)  Borrowers’ obligations under this Section 11.7 (collectively, the “Indemnity Obligations”) are in addition to, and separate and distinct from Borrowers’ other obligations under the Loan Documents, and are not secured by the Mortgages or any other collateral for the Obligations.  Notwithstanding any term or provision contained in this
Agreement or the other Loan Documents, the Indemnity Obligations are not limited to the original principal amount of the Loan.  The liability of each Borrower is joint and several with respect to all Indemnity Obligations.

(e) The liability of Borrowers under this Section 11.7 shall in no way be limited or impaired by, and Borrowers consent to and agree to be bound by, any and all amendments and modifications of the Loan Documents by any Borrower, successor-in-interest to any Borrower, or any other person as owner of any Property.  In addition, the liability of Borrowers shall in no way be limited or impaired by (a) any extension of time for performance required under the Loan Documents, (b) any release, sale, transfer or substitution of all or part of any Property, (c) the accuracy or inaccuracy of the representations and warranties made by any Borrower under the Loan Documents, (d) the release of any Borrower or Borrowers or other person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents or this Section 11.7 by operation of law, Lender’s voluntary act, or otherwise, (e) Lender’s failure to record or file (or improper filing or recording of) any of the Loan
Documents or Lender’s failure to otherwise perfect, protect, secure or insure any security interest or lien given as security for the Obligations, and, in all such cases, whether with or without notice to Borrowers and with or without consideration.

(f) Lender may enforce the Indemnity Obligations without first resorting to or exhausting any security or collateral, and without first having recourse to the Loan Documents or any of the Properties, through foreclosure proceedings or otherwise; provided, however, that nothing herein shall inhibit or prevent Lender from suing on the Note or exercising any other rights or remedies in the Loan Documents.  It is not necessary for an Event of Default to have occurred under any Loan Document for Lender to exercise its rights under this Section 11.7.

(g) Unless and until all Indemnity Obligations and all Obligations are paid in full, each Borrower (a) waives any right of subrogation, any right to enforce any remedy Lender may have against any Borrower or any other person, and any benefit of, and the right to participate in, any collateral for the Obligations, and (b) waives any right of reimbursement, contribution, recourse or any other right or remedy any Borrower may have against any other Borrower or any other person to recover amounts which such Borrower is obligated to pay under this Section 11.7.

ARTICLE 12.
DEFAULT

12.1 Events of Default.

The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a) Failure by Borrowers to make any payment of principal or interest on the Note within three (3) days after the date when due.

(b) Failure by Borrowers to pay the Loan in full by the Maturity Date.

(c) Failure of Borrowers to observe or perform any of the other covenants or conditions by Borrowers to be performed under the terms of this Agreement or any other Loan Document concerning the payment of money, for a period of ten (10) days after written notice from Lender that the same is due and payable.

(d) Failure of Borrowers for a period of thirty (30) days after written notice from Lender, to observe or perform any non-monetary covenant or condition contained in this Agreement or any other Loan Documents; provided that if any such failure concerning a non-monetary covenant or condition is susceptible to cure and cannot reasonably be cured within said thirty (30) day period, then Borrowers shall have an additional sixty (60) day period to cure such failure and no Event of Default shall be deemed to exist hereunder so long as (x) Borrowers commence such cure within the initial thirty (30) day period and diligently and in good faith pursues such cure to completion within such resulting ninety (90) day period from the date of Lender’s notice, and (y) the existence of such default will not result in any Master Tenant having the right to terminate its Operating Lease due to such default; and provided further that if a different notice or grace period is specified under any other subsection of this Section 12.1 with respect to a particular breach, the specific provision shall control.

(e) The occurrence of any Transfer other than a Permitted Transfer.

(f) Any violation of the provisions of Section 10.3 above.

(g) Failure to meet any of the Occupancy Covenants.

(h) Any failure by Emeritus to comply with the Emeritus Covenants.

(i) Any failure by Borrowers to provide any of the financial reporting as and when required under Section 8.13 if such failure is not cured within ten (10) days after written notice from Lender.

(j) If any warranty, representation, statement, report or certificate made now or hereafter by any Borrower or by Emeritus is untrue or incorrect at the time made or delivered, provided that if such breach is reasonably susceptible of cure, then no Event of Default shall exist so long as such Borrower or Emeritus cures said breach (i) within the notice and cure period provided in Section 12.1(b) above for a breach that can be cured by the payment of money or (ii) within the notice and cure period provided in Section 12.1(c) above for any other breach.

(k) Emeritus or any Borrower shall commence a voluntary case under Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto or any other present or future bankruptcy or insolvency statute (the “Bankruptcy Code”); or an involuntary proceeding is commenced against Emeritus or any
Borrower under the Bankruptcy Code and relief is ordered against Emeritus or such Borrower, or the petition is controverted but not dismissed or stayed within sixty (60) days after the commencement of the case, or a custodian (as defined in the Bankruptcy Code) is appointed for or takes charge of all or substantially all of the property of
Emeritus or any Borrower; or Emeritus or any Borrower commences any other proceedings under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to Emeritus or such Borrower; or there is commenced against
Emeritus or any Borrower any such proceeding which remains undismissed or unstayed for a period of sixty (60) days; or Emeritus or any Borrower fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or

                 Emeritus or any Borrower by any act or failure to act indicates its consent to, approval of, or acquiescence in any such case or proceeding or the appointment of any custodian or the like of or for it for any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of sixty (60) days.

(l) Emeritus or any Borrower shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of all of its property or the major part thereof or if all or a substantial part of the assets of Emeritus or any
Borrower are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

(m) One or more final judgments are entered (i) against any Borrower in amounts aggregating in excess of $100,000 or (ii) against Emeritus in amounts aggregating in excess of $500,000, and said judgments are not satisfied, stayed or bonded over within thirty (30) days after entry.

(n) If any Borrower or Emeritus shall fail to pay any debt (which term shall not include judgments under clause (j) above) owed by it to Lender or any other party or is in default under any agreement with Lender or any other party (other than a failure or default for which such Borrower’s maximum liability does not exceed $100,000 and Emeritus’
maximum liability does not exceed $250,000) and such failure or default continues after any applicable grace period specified in the instrument or agreement relating thereto.

(o) If a Material Adverse Change occurs with respect to Emeritus, any Borrower or any Facility.

(p) The occurrence of any other event or circumstance denominated as an Event of Default herein or under any of the other Loan Documents and the expiration of any applicable grace or cure periods, if any, specified for such Event of Default herein or therein, as the case may be.

(q) Any default by any Borrower or Master Tenant under any Operating Lease which is not cured within any applicable cure period thereunder.

12.2 Remedies Conferred Upon Lender.

If there is an Event of Default, Lender may pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:

(a) Declare the Note to be immediately due and payable;

(b) Take possession of all or any of the Properties and do anything which is necessary or appropriate in its sole judgment to fulfill the obligations of Borrower under this Agreement and the other Loan Documents;

(c) Exercise or pursue any other remedy or cause of action permitted under this Agreement or any other Loan Documents, or conferred upon Lender by operation of Law.

Notwithstanding the foregoing, upon the occurrence of any Event of Default under Section 12.1(k) or Section 12.1(l), all amounts evidenced by the Note shall automatically become due and payable, without any presentment, demand, protest or notice of any kind to Borrower.

ARTICLE 13.
GENERAL PROVISIONS

13.1 Successors and Assigns.

Subject to the restrictions on Transfer and assignment contained in this Agreement, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

13.2 Time is of the Essence.

Borrowers agree that time is of the essence under this Agreement.

13.3 Captions.

The captions and headings of various Articles, Sections and subsections of this Agreement and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

13.4 Modification; Waiver.

No modification, waiver, amendment or discharge of this Agreement or any other Loan Document shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment or discharge is sought.

13.5 Governing Law.

Because the principal offices of Borrowers and Emeritus are in Seattle, Washington and the office of Lender responsible for the Loan is also in Seattle, Washington, Borrowers and Lender agree that this Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of Washington even though the Facilities are located in other states.

13.6 Disclaimer by Lender.

This Agreement is made for the sole benefit of Borrowers and Lender, and no other person or persons shall have any benefits, rights or remedies under or by reason of this Agreement, or by reason of any actions taken by Lender pursuant to this Agreement.  Lender, by making the Loan or taking any action pursuant to any of the Loan Documents, shall not be deemed a partner or a joint venturer with any Borrower or fiduciary of any Borrower.

13.7 Partial Invalidity; Severability.

If any of the provisions of this Agreement, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.8 Definitions Include Amendments.

Definitions contained in this Agreement which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Lender.  Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

13.9 Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

13.10 Entire Agreement.

This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Lender, embody the entire agreement and supersede all prior agreements, written or oral, relating to the subject matter hereof.

13.11 Waiver of Damages.

In no event shall Lender be liable to any Borrower for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by Lender of its obligations under this Agreement or any of the Loan Documents, and Borrowers waive all claims for punitive, exemplary or consequential damages.

13.12 Claims Against Lender.

Lender shall not be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of Borrowers shall have been given to Lender within three (3) months after Borrowers first had knowledge of the occurrence of the event which Borrowers allege gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter.  Borrowers waive any claim, set-off or defense against Lender arising by reason of any alleged default by Lender as to which Borrowers do not give such notice timely as aforesaid.  Borrowers acknowledge that such waiver is or may be essential to Lender’s ability to enforce its remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Lender and Borrowers with regard to the Loan.

13.13 Jurisdiction.

TO THE GREATEST EXTENT PERMITTED BY LAW, BORROWERS WAIVE ANY AND ALL RIGHTS TO REQUIRE MARSHALING OF ASSETS BY LENDER.  WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), BORROWER IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF SEATTLE, COUNTY OF KING AND STATE OF WASHINGTON, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.  NOTHING IN THIS AGREEMENT SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION.  BORROWERS FURTHER AGREE AND CONSENT THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN ANY WASHINGTON STATE OR UNITED STATES COURT SITTING IN THE CITY OF SEATTLE AND COUNTY OF KING MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWERS AT THE ADDRESS INDICATED BELOW, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF BORROWERS SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

13.14 Set-Offs.

After the occurrence and during the continuance of an Event of Default, Borrowers hereby irrevocably authorize and direct Lender from time to time to charge Borrowers’ accounts and deposits with Lender (or its Affiliates), and to pay over to Lender an amount equal to any amounts from time to time due and payable to Lender hereunder, under the Note or under any other Loan Document.  Borrowers grant to Lender a security interest in and to all such accounts and deposits maintained by Borrowers with Lender (or its Affiliates).

13.15 Notices.

All notices required or permitted hereunder shall be in writing and shall be given to the parties as follows:

If to Lender:	KeyBank National Association
1301 5Th Avenue 23rd Floor
Seattle, WA 98101
Attn: Senior Manager, Healthcare Finance
Mail Code: WA-31-13-2313

If to Borrowers:	c/o Emeritus Corporation
3131 Elliott Avenue #500
Seattle, WA 98121
Attn: Eric Mendelsohn

Any such notices shall be either (a) sent by a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier; or (b) served personally, in which case notice shall be deemed given on the date of such service.  The above addresses may be changed by written notice to the other party; provided that no notice of a change of address shall be effective until actual receipt of such notice.  Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.  Notwithstanding anything in this Agreement to the contrary, and all notices, demands, requests or other communication by and between Borrowers and Lender shall occur through Lender, and all payments required of Borrowers to Lender shall be made by Borrowers to Lender.

13.16 Waiver of Jury Trial.

BORROWERS AND LENDER EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF
THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

13.17 Statutory Notice.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LEND MONEY, EXTEND CREDIT, OR FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date written above.

“Lender”

KEYBANK NATIONAL ASSOCIATION, a national banking association

By:           /s/ Bellini Lacey
Name:      Bellini Lacey
Title:        VP

 “Borrowers”

EMERICHENAL LLC, a Delaware limited liability company

By:	Emeritus Corporation, a Washington corporation, its sole member

By:	/s/ Eric Mendelsohn
Eric Mendelsohn
Senior Vice President-Corporate Development

EMERICLEAR LLC, a Delaware limited liability company

By:	Summerville Senior Living, Inc., a Delaware corporation, its sole member

By:	/s/ Eric Mendelsohn
Eric Mendelsohn
Senior Vice President-Corporate Development

EMERIMAND LLC, a Delaware limited liability company

By:	Summerville Senior Living, Inc., a Delaware corporation, its sole member

By:	/s/ Eric Mendelsohn
Eric Mendelsohn
Senior Vice President-Corporate Development

EXHIBIT A

TO

LOAN AGREEMENT

INSURANCE REQUIREMENTS

EXHIBIT B

LOAN AGREEMENT

FORM OF COMPLIANCE CERTIFICATE